Exhibit 6

EXECUTION COPY




                            SHARE PURCHASE AGREEMENT




                         Dated as of September 21, 2006





                                   relating to





              the entire share capital of Bertarelli Biotech SA and
                           certain shares of Serono SA




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                                TABLE OF CONTENTS

1.  Sale and Purchase..........................................................3
    1.1   Purchase Object......................................................3
    1.2   Consideration........................................................4
    1.3   Payment of the Closing Aggregate Consideration.......................9
    1.4   Covenant by the Parent...............................................9
2.  Conditions precedent and Closing Events...................................10
    2.1   Conditions Precedent to Each Party's Obligations....................10
    2.2   Additional Conditions Precedent.....................................10
    2.3   Conditions Precedent - Definition; Waiver...........................12
    2.4   Closing Events......................................................13
3.  Representations of the Sellers relating to Holdco.........................15
    3.1   Due Organization; Articles and Bylaws; Records......................15
    3.2   Capacity of the Sellers; Authorization..............................16
    3.3   Capitalization......................................................16
    3.4   Ownership of Shares.................................................17
    3.5   Non-contravention...................................................18
    3.6   Required Filings and Consents.......................................18
    3.7   Financial Statements................................................19
    3.8   Absence of Changes..................................................19
    3.9   Sale of Assets Not Related to Serono................................21
    3.10  Compliance with Legal Requirements..................................21
    3.11  Serono..............................................................21
    3.12  Tax Matters.........................................................22
    3.13  Legal Proceedings...................................................24
    3.14  Related Parties.....................................................24
    3.15  Brokers and Advisors................................................24
    3.16  No Other Representations............................................25
4.  Representations of the Parent and The Offeror.............................25
    4.1   Due Organization....................................................25
    4.2   Authority; Authorization; Enforceability............................26
    4.3   Noncontravention....................................................26
    4.4   Required Filings and Consents.......................................27
    4.5   Legal Proceedings...................................................27
    4.6   Investigation; Reliance.............................................28
5.  Serono Descriptions Of Condition..........................................28
    5.1   Due Organization; Authority; Enforceability.........................28
    5.2   Capitalization......................................................29
    5.3   Noncontravention....................................................30
    5.4   Securities Filings..................................................30
    5.5   Absence of Changes..................................................31
    5.6   Intellectual Property...............................................32
    5.7   Material Contracts..................................................32
    5.8   Compliance With Laws; Permits; Legal Proceedings; Regulatory
          Compliance..........................................................33
    5.9   Environmental Matters...............................................34
    5.10  Tax Matters.........................................................35
    5.11  Related Party Transactions..........................................37

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    5.12  Employee Plans; Social Security Contributions; Pension Plans........37
    5.13  No Liability........................................................38
6.  Covenants of the Parties..................................................39
    6.1   Conduct between the Effective Date and the Closing Date.............39
    6.2   Access to Information Prior to the Closing Date and thereafter......40
    6.3   No Purchase or Sale of Serono Securities; Certain Covenants.........41
    6.4   Certain Tax Covenants; Indemnity provided by the Parent regarding
          IP Restructuring....................................................42
    6.5   Mandatory Takeover Offer of the Offeror.............................43
    6.6   Discharge of the directors of Holdco and Serono.....................44
    6.7   Directors' and Officers' Insurance..................................45
    6.8   Tax indemnity provided by the Parent and the Offeror................46
    6.9   Press Release and Public Announcement...............................48
    6.10  Confidentiality.....................................................48
    6.11  Further Action......................................................50
    6.12  Business Records....................................................53
    6.13  Change of the corporate name of Holdco; Use of Name.................54
    6.14  Holdco indemnity provided by the Sellers............................55
    6.15  Agreement not to Compete; Non-Solicitation of Employees.............56
7.  Indemnification...........................................................57
    7.1   Indemnification.....................................................57
    7.2   Indemnification by the Parent.......................................61
    7.3   Claim Notice........................................................61
    7.4   Right of Indemnifying Party to defend Third Party Claims............63
    7.5   Limitation of Recourse..............................................65
8.  Termination...............................................................66
    8.1   Termination.........................................................66
    8.2   Effect of Termination...............................................68
9.  Miscellaneous.............................................................68
    9.1   Entire Agreement; Interpretation....................................68
    9.2   Amendment; waiver...................................................70
    9.3   Costs and expenses..................................................70
    9.4   Assignment..........................................................70
    9.5   Notices.............................................................71
    9.6   Certain Definitions.................................................73
    9.7   Severability........................................................77
    9.8   Governing Law.......................................................77

         Effective as of the 21st day of September 2006 (the "Effective Date") the following

                            SHARE PURCHASE AGREEMENT

has been entered into by and among:

     1. Ernesto Bertarelli, a Swiss national domiciled in Gland, canton of Vaud, Switzerland
                                                                          ("EB")

     2. Maria-Iris Bertarelli, a Swiss national domiciled in Gingins, canton of Vaud, Switzerland
                                                                          ("MB")

     3. Donata Bertarelli Spath, a Swiss national domiciled in Cheserex, canton of Vaud, Switzerland
                                                                          ("DB")



                                                                 on the one side
                                       and

     4. Merck KGaA, a partnership limited by shares organized under the Laws of Germany with registered office in Darmstadt, Germany
                                                                  (the "Parent")

     5. Merck Vierte Allgemeine Beteiligungsgesellschaft mbH, a limited liability company organized under the Laws of Germany with registered office in Darmstadt, Germany, and a direct wholly owned subsidiary of the Parent
                                                                 (the "Offeror")

The party identified in paragraph 1 will be sometimes referred to hereinafter as the "Management Seller" and the parties identified in paragraphs 2 and 3 will be sometimes referred to hereinafter as the "Non-Management Sellers". Such parties

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will be referred to hereinafter collectively as the "Sellers" with each such party being referred to individually as a "Seller".

The parties identified in paragraphs 1 to 5 will be referred to hereinafter collectively as the "Parties" with each party being referred to individually as a "Party".

WHEREAS

     A. The Parent is Merck KGaA and the Offeror is Merck Vierte Allgemeine Beteiligungsgesellschaft;

     B. The Sellers are the owners of (i) all of the issued shares of Bertarelli Biotech SA, a Swiss corporation (societe anonyme / Aktiengesellschaft) having its registered office at Cheserex, canton of Vaud, Switzerland ("Holdco") and (ii) 1,823,740 registered shares with a par value of CHF 10 each (the "Serono Shares") of Serono SA, a Swiss corporation with its registered office at Coinsins, canton of Vaud, Switzerland ("Serono");

     C. As of the Effective Date, the registered share capital of Holdco amounts to CHF 93,000,000 divided into 330,000 registered shares with a par value of CHF 100 each and 60,000 registered shares with a par value of CHF 1,000 each (the "Holdco Shares");

     D. As of the Effective Date, Holdco is the owner of 9,189,300 registered shares of Serono and 5,036,930 bearer shares of Serono (collectively the "Shares");

     E. As of the Effective Date, the registered share capital of Serono amounts to CHF 380,943,075 divided into 11,013,040 registered shares with a par value of CHF 10 each and 10,832,507 bearer shares with a par value of CHF 25 each;

     F. As of the Effective Date, there were issued 11,013,040 registered shares of Serono. As of the Effective Date, the total issued bearer shares of Serono consisted of (x) the 10,877,992 bearer shares of Serono issued as of June 30, 2006, plus (y) the sum of (i) bearer shares of Serono issued upon the exercise of stock options and other equity grants under the Serono Employee Plans (as

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         defined below) since June 30, 2006 and (ii) bearer shares of Serono issued upon the exercise of the Convertible Bonds (as defined below) since June 30, 2006;

     G. The bearer shares of Serono are listed on the EU-Regulated segment of the SWX Swiss Exchange (the "SWX") and admitted to trading on the EU Regulated Market Segment of virt-x. In addition, American Depositary Shares representing bearer shares of Serono are listed on the New York Stock Exchange (the "NYSE");

     H. The Parent and the Offeror have conducted a due diligence review based on information and materials made available by Holdco ("Due Diligence Information");

     I. The Sellers intend to sell to the Offeror, who intends to acquire from the Sellers, the Holdco Shares and the Serono Shares;

     J. The Parent and the Offeror acknowledge that completion of the acquisition of the Holdco Shares and the Serono Shares by Offeror will oblige the Offeror, the Parent or another Parent Subsidiary to make a public offer to acquire all outstanding bearer shares of Serono.


NOW THEREFORE, intending to be legally bound hereby, THE PARTIES have agreed as follows:

1.   SALE AND PURCHASE

1.1  Purchase Object

     1.1.1 On the terms and subject to the conditions set forth in this Agreement, each of the Sellers, acting severally and not jointly with the other Sellers, hereby undertakes and agrees to sell and transfer to the Offeror, with all rights and obligations pertaining thereto, all of its Holdco Shares and Serono Shares as listed in
            Schedule 1.1, and the Offeror undertakes to purchase (and the Parent undertakes to cause the Offeror to purchase) from

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            each of the Sellers all of its Holdco Shares and Serono Shares as
            listed in Schedule 1.1.

1.2  Consideration

     1.2.1 Subject to the satisfaction or, to the extent permissible by Law, waiver of all of the Conditions Precedent (as such term is defined in Section 2.3.1), the Offeror shall pay, to each Seller (i) an amount of CHF 10,305.285 in cash for each registered share of Holdco with a par value of CHF 100 sold to the Offeror by such Seller under this Agreement and (ii) an amount of CHF 103,052.849 in cash for each registered share of Holdco with a par value of CHF 1,000 sold to the Offeror by such Seller under this Agreement.

     1.2.2 The aggregate cash consideration payable to the Sellers for all of the Holdco Shares sold to the Offeror under this Agreement shall consequently be equal to CHF 9,583,915,000 (the "Holdco Consideration").

     1.2.3 Subject to the satisfaction or, to the extent permissible by Law, waiver of all of the Conditions Precedent (as such term is defined in Section 2.3.1), the Offeror shall pay to each Seller an amount of CHF 440 in cash for each registered share of Serono with a par value of CHF 10 each sold to the Offeror by such Seller under this Agreement.

     1.2.4 The aggregate cash consideration payable to the Sellers for all of the Serono Shares sold to the Offeror under this Agreement shall consequently be equal to CHF 802,445,600 (the "Serono
            Consideration").

     1.2.5 The Holdco Consideration and the Serono Consideration shall be referred to hereinafter as the "Aggregate Consideration". The Aggregate Consideration shall be adjusted in accordance with Section
            1.2.6 and Section 1.2.7.

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     1.2.6  Subject to the final sentence of this paragraph, the Offeror shall be entitled to adjust the Aggregate Consideration to reflect the effect on the value ascribed hereby to the Serono Shares and the Serono securities held by Holdco of the occurrence of any and all dilutive events in relation to the share capital of Serono, including, but not limited to, any declaration or payment of any dividend by Serono, any issue of registered shares, bearer shares or American depositary shares of Serono ("Serono Securities") if the price at which such new Serono Securities are issued by Serono is lower than the relevant Offer Price (as such term is defined in Section 6.5.1), any issue of options over Serono Securities if the relevant strike price per option is below the Offer Price, and repayments of capital made by Serono, to the extent that the dilutive event occurs at any time from June 30, 2006 to the date of Closing. Notwithstanding the foregoing, the Parent and the Offeror acknowledge and agree that none of (i) the transactions contemplated by this Agreement, (ii) any stock option grants and other equity grants under, or amendments to the terms of, the current existing Serono Employee Plans in a manner consistent with Serono's past practice, (iii) the issuance of Serono Securities upon the exercise of stock options and other equity grants issued prior to the date of this Agreement or issued in accordance with clause (ii) above and
            (iv) the issuance of Serono Securities upon the exercise of the Serono 92 Limited senior unsubordinated convertible bonds, due November 2008 (the "Convertible Bonds"), shall, either individually or in the aggregate, be deemed to constitute a dilutive event justifying an adjustment of the Aggregate Consideration.

     1.2.7  Aggregate Consideration Adjustment.

     a. Estimated Aggregate Consideration Adjustment. At least three (3) but not more than five (5) business days prior to the Closing Date (as defined below), the Sellers shall deliver to the Parent a statement (together with all relevant supporting information), setting forth in reasonable detail (including the components of such calculation) their reasonable good faith

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

            estimate of Net Asset Value (as defined below) as of the close of business on the Closing Date (and including in any event the Loan Note and any accrued but unpaid interest thereon) (the "Estimated Closing Net Asset Value"). The Aggregate Consideration payable by the Offeror at Closing shall be increased by an amount equal to the Estimated Closing Net Asset Value, if positive, and decreased by an amount equal to the Estimated Closing Net Asset Value, if negative. The Aggregate Consideration as adjusted pursuant to this Section 1.2.7(a) being referred to herein as the "Closing Aggregate Consideration".

     b.     Closing Net Asset Value.

            (i) As promptly as practicable following the Closing and in no event later than sixty (60) calendar days following the Closing Date, the Parent shall prepare and deliver to the Sellers a balance sheet of Holdco (the "Holdco Closing Balance Sheet") prepared on a basis consistent with the audited balance sheet contained in the Holdco Financial Statements (as defined below) and the Swiss Code of Obligations, as of the close of business on the Closing Date (and including in any event an amount in respect of the Loan Note and any accrued but unpaid interest thereon equal to the amount repaid by Sellers at Closing pursuant to Section 2.4.1(b)), which shall set forth Net Asset Value as of close of business on the Closing Date (the "Closing Net Asset Value").

            (ii) During the forty-five (45) calendar day period following the Sellers' receipt of the Holdco Closing Balance Sheet, the Sellers and their representatives shall be permitted to review such books and records of Holdco, work papers of Parent's auditors relating to the Holdco Closing Balance Sheet (subject to the execution of any hold harmless or similar letter reasonably required by the Parent's auditors) or other information reasonably related thereto. The Holdco Closing Balance Sheet shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following delivery thereof, unless the Sellers give written notice of

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

            their disagreement with the Holdco Closing Balance Sheet (a "Notice of Disagreement") to the Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Parent in a timely manner, then the Holdco Closing Balance Sheet (as revised in accordance with this sentence) shall become final and binding upon the Sellers, the Parent and the Offeror on the earlier of (A) the date the Sellers and the Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by the Accounting Firm (as defined below). During the thirty
            (30) calendar day period following the delivery of a Notice of Disagreement, the Sellers and the Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such thirty (30) calendar day period, the Sellers or the Parent shall be permitted to submit to an independent accounting firm (the "Accounting Firm") for determination any and all matters that remain in dispute and that were included in the Notice of Disagreement. The Accounting Firm shall be such internationally recognized independent public accounting firm as shall be agreed upon by the Parties hereto in writing, or, in default of such agreement within five (5) calendar days, as shall be selected by the President of the Swiss Institute of Certified Accountants and Tax Consultants (Chambre fiduciaire / Treuhand Kammer), with a registered office in Zurich, Switzerland. The Accounting Firm shall act as expert not arbitrator and shall be instructed to render its determination of all matters submitted to it within thirty (30) calendar days following submission. The finding of the Accounting Firm will be deemed final and binding on the Parties except in the event of fraud or manifest error. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.2.7 shall be borne 50% by the Sellers and 50% by the Parent. The Closing Net

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

            Asset Value as finally determined pursuant to this Section 1.2.7(b)(ii) is referred to herein as the "Final Net Asset Value".

     c.     Adjusted Aggregate Consideration.

            (i) The Aggregate Consideration that would have been calculated pursuant to Section 1.2.7(a) above if the Final Net Asset Value had been substituted for the Estimated Closing Net Asset Value in such determination as of the Closing is referred to herein as the "Adjusted Aggregate Consideration".

            (ii) In the event that the Adjusted Aggregate Consideration is less than the Closing Aggregate Consideration, the Sellers shall, within ten (10) business days after the Holdco Closing Balance Sheet becomes final and binding on the Parties, pay to the Parent by wire transfer in immediately available funds to such account as shall have been designated in writing by the Parent the amount of such deficiency, together with, in respect to any such deficiency, interest thereon at a rate equal to 4% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

            (iii) In the event that the Adjusted Aggregate Consideration is greater than the Closing Aggregate Consideration, the Parent shall, within ten (10) business days after the Holdco Balance Sheet becomes final and binding on the Parties, pay to the Sellers by wire transfer in immediately available funds to the accounts designated pursuant to Section 1.3.2 an amount equal to such excess, together with, in respect to any such excess, interest thereon at a rate equal to 4% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

            (iv) Any payments to or from the Sellers pursuant to this Section 1.2.7(c) shall be paid to or by the Sellers in proportion to their respective holdings of the share capital of Holdco at Closing.

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

            (v) For purposes of this Agreement, "Net Asset Value" shall mean Holdco assets (excluding any bearer shares and any registered shares of Serono held by Holdco) minus Holdco liabilities, in each case as of any time of determination and determined in accordance with the Swiss Code of Obligations and in a manner consistent with the Holdco Financial Statements.

1.3  Payment of the Closing Aggregate Consideration

     1.3.1 The Closing Aggregate Consideration shall be payable to the Sellers on the Closing Date in proportion to their respective holdings of the share capital of Holdco and/or Serono Shares. The portion of the Closing Aggregate Consideration due to each Seller on the Closing Date for the transfer of all of its Holdco Shares and all of its Serono Shares to the Offeror is set forth next to each Seller's name in Schedule 1.1, subject to adjustment in accordance with Section
            1.2.6 and Section 1.2.7.

     1.3.2 All cash payments to the Sellers under Section 1.3.1 shall be made by the Parent or the Offeror by wire transfer of immediately available funds to the account designated in writing by the Seller entitled to receive such payment at least two (2) business days in advance of the Closing Date.

1.4  Covenant by the Parent

     1.4.1 The Parent undertakes to each Seller and the express third party beneficiaries under this Agreement that to the extent that the Offeror fails to comply with any of its obligations under this Agreement, when such obligation has become due, the Parent shall, upon request by any of the Sellers, either (i) procure that the Offeror shall perform such obligation; or (ii) if the Offeror fails to so perform or if the Parent so elects, itself perform such unperformed obligations.

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

2.   CONDITIONS PRECEDENT AND CLOSING EVENTS

2.1  Conditions Precedent to Each Party's Obligations

     2.1.1 The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the following Conditions Precedent having been satisfied or, to the extent permissible by Law, waived by the relevant Party or Parties (as described in Section 2.3.2) in writing on or prior to the Closing
            Date:

     a. (i) The waiting period (and any extension thereof) under the HSR Act shall have been terminated or shall have expired; and (ii) approval of the transactions contemplated by this Agreement shall have been obtained from the European Commission pursuant to the EC Merger Regulation; and


     b. There shall be in force no injunction, judgment or decree of any U.S., Swiss, European Union, or European Union Member State Authority that prohibits, enjoins or declares illegal, void or unenforceable this Agreement or the completion of the transactions contemplated hereby.

2.2  Additional Conditions Precedent

     2.2.1 Subject to Sections 2.3.2 and 2.3.3, the obligations of the Parent and the Offeror to consummate the transactions contemplated by this Agreement shall be subject to the following Conditions Precedent having been satisfied or, to the extent legally permissible, waived by the Parent and the Offeror in writing on or prior to the Closing
            Date:

     a. As at the Effective Date, the statements set out in Section 5 are not inaccurate to an extent that, in the opinion of the Expert, amounts to a Material Adverse Effect (and no such matter is pending determination by, or appointment of, the Expert);

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

     b. Between the Effective Date and the Closing, there shall not have occurred any change or event with respect to Serono (including but not limited to any inaccuracy in any of the statements set forth in
            Section 5) that, individually or in the aggregate, in the opinion of the Expert, amounts to a Material Adverse Effect (and no such matter is pending determination by, or appointment of, the Expert);

     c. Each Seller shall have good and valid title to the Holdco Shares and Serono Shares set forth next to its name on Schedule 1.1, free and clear of any Liens, except that the Holdco Shares and the registered shares of Serono are registered shares subject to restrictions of transfer within the meaning of Article 685a of the Swiss Code of Obligations;

     d. Holdco shall have good and valid title to the registered shares of Serono and the bearer shares of Serono listed in Schedule 1.1, free and clear of any Liens, except that the registered shares of Serono are registered shares subject to restrictions of transfer within the meaning of Article 685a of the Swiss Code of Obligations;

     e. Prior to January 1, 2007, The Sellers shall have procured the execution of an agreement between Applied Research Systems ARS Holding N.V., Curacao ("ARS") and Laboratoires Serono SA, Aubonne ("LS") providing for the transfer of the intellectual property rights held by ARS to LS, at a price acceptable to the Vaud Cantonal Tax Administration and the Swiss Federal Tax Administration (the "IP Transfer Agreement");

     f. The Sellers shall have procured a reduction of the nominal share capital of Holdco to an amount not exceeding CHF 140,000

     g. Subject to applicable Law, the Sellers shall have caused the calling of an extraordinary shareholders' meeting as provided for in Section
            6.2.2 to take place immediately following the Closing, which is expected to take place on January 5, 2007;

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     h.     The Sellers shall have procured completion of liquidation of Deven
            Ltd, Jersey;

     i. The Sellers shall have performed in all material respects all of their obligations undertaken in this Agreement that are required to be performed prior to Closing;

     2.2.2 The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the following Conditions Precedent having been satisfied or, to the extent legally permissible, waived by the Sellers in writing on or prior to the Closing Date:

     a. Each of the Parent and the Offeror shall have performed in all material respects all of its obligations undertaken in this Agreement that are required to be performed prior to Closing.

2.3  Conditions Precedent - Definition; Waiver

     2.3.1 As used herein, the term "Conditions Precedent" means the conditions to the obligations of the relevant Parties to consummate the transactions contemplated by this Agreement as set forth in Section
            2.1 and Section 2.2 (each such condition, a "Condition Precedent").

     2.3.2 Each of the Parties shall have the right to waive, subject to applicable Law, the satisfaction of any or all of the Conditions Precedent that represent conditions to the obligations of such Party to consummate the transactions contemplated by this Agreement save that the Condition Precedent set forth in Section 2.1.1(a) shall not be capable of waiver.

     2.3.3  Each of the Parent and the Offeror hereby agrees that on the fifth
            (5th) Business Day following the date when the Condition Precedent set forth in Section 2.1.1(a) has been satisfied and the Conditions Precedent in Sections 2.1.1(b), 2.2.1(a), 2.2.1(b), 2.2.1(c),
            2.2.1(d) and 2.2.1(i) are

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

            capable of being satisfied then, without any further action, the Conditions Precedent to the obligations of the Parent and the Offeror to consummate the transactions contemplated under this Agreement set forth in each of Sections 2.2.1(a) and 2.2.1(b) shall no longer constitute Conditions Precedent to the obligations of the Parent and the Offeror to consummate the transactions contemplated under this Agreement and shall be deemed to have been conclusively and irrevocably waived by each of the Parent and the Offeror.

2.4  Closing Events

     2.4.1 On the terms and subject to the conditions of this Agreement, the sale and purchase of the Holdco Shares and the Serono Shares shall be consummated (the "Closing") within five (5) business days after all Conditions Precedent have been satisfied or, subject to applicable Law, waived (other than those Conditions Precedent which by their terms are intended to be satisfied at the Closing), but not earlier than on January 3, 2007, or on such other date as the Parent and the Sellers may agree in writing (the "Closing Date"). On the Closing Date, the following events (the "Closing Events") shall take place at the offices of Lenz & Staehelin, Route de Chene 30, Ch-1211 Geneva 17, Switzerland, or at such other place as the Parent and the Sellers may agree in writing, simultaneously except as otherwise set forth below:

     a. payment by the Offeror of the Closing Aggregate Consideration to the Sellers;

     b. immediately following receipt of the payment referred to in clause "(a)" above, repayment by the Sellers to Holdco of (i) all outstanding indebtedness (including accrued but unpaid interest thereon) of the Sellers owed to Holdco under the Loan Note and (ii) all costs and expenses relating to Project Landmark paid or incurred by Holdco, and delivery by Holdco to the Sellers and the Parent of a certificate issued by Holdco confirming the due payment and discharge of such indebtedness and such costs and expenses;

     c. delivery by the Sellers to the Offeror of the certificates representing the Holdco Shares and the Serono Shares listed in
            Schedule 1.1, showing full and undisrupted chain of endorsements, and endorsed in blank where necessary;

     d. confirmation in writing by each of Holdco's shareholders that (i) the right of first refusal granted to each of them under Holdco's articles of association, and (ii) any rights of first refusal, pre-emptive and similar rights under any shareholders' agreement have been waived by it;

     e. confirmation in writing by MB that any and all rights and claims under the usus fructus relating to the Holdco Shares subject to usus fructus in favour of MB are fully settled or waived;

     f. confirmation in writing by Management Seller as to the termination of any employment agreement between Serono and the Management Seller effective as of the Closing without any remaining liabilities for Serono thereunder, including liabilities for severance payments; provided that such termination shall not affect any rights of the Management Seller relating to stock options or equity grants with respect to Serono Securities or any rights to indemnification or insurance;

     g. delivery by the Sellers to the Parent of the share register of Holdco reflecting the transfer of the Holdco Shares to the Offeror;

     h. delivery by the Sellers to the Parent of a certified copy of a resolution of the board of directors of Holdco to the effect that the share transfer has been approved and that the Offeror has been registered in the share register of Holdco as shareholder with respect to the Holdco Shares;

     i. delivery by the Sellers to the Parent of a certified copy of a resolution of the board of directors of Serono to the effect that the share transfer has been approved and that the Offeror has been registered in the share register of Serono as shareholder with full voting rights with respect to the Serono Shares;

     j. delivery by the Sellers to the Parent of an executed copy of the IP Transfer Agreement;

     k. delivery by the Sellers to the Parent of evidence reasonably satisfactory to the Parent as to the completion of the liquidation of Deven Ltd, Jersey;

     l. delivery by the Sellers to the Parent of a certified excerpt of the Commercial Register regarding Holdco reflecting the completion of the reduction of the nominal share capital of Holdco to an amount not exceeding CHF 140,000; and

     m. delivery by the Sellers to the Parent of written resignations of the members of the board of directors of Holdco, as directed by the Parent at least two (2) business days prior to the Closing Date, and of written resignations of the Management Seller and the current Chairman of the Serono board of directors as members of the board of directors of Serono if requested by Parent.

3.   REPRESENTATIONS OF THE SELLERS RELATING TO HOLDCO

Except as set forth in the Sellers' Disclosure Letter delivered to the Parent concurrently with this Agreement, the Management Seller, jointly and severally, and the Non-Management Sellers, severally but not jointly, hereby represent to the Parent and the Offeror (i) on the Effective Date as set out in Section 3; and (ii) on the Closing Date as set out in Sections 3.1 to 3.6, 3.8.1, 3.13 and 3.14:

3.1  Due Organization; Articles and Bylaws; Records

     3.1.1 Holdco is a Swiss corporation (societe anonyme/Aktiengesellschaft) duly organized and validly existing under the Laws of Switzerland and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. Holdco is not in violation of its articles of association. The books of account, share register, minutes of board and shareholder meetings and actions and other records of Holdco have been maintained in accordance with standard business practices and applicable Law.

3.2  Capacity of the Sellers; Authorization

     3.2.1 Each of the Sellers has the power and legal capacity to execute and deliver this Agreement and to perform such Seller's obligations hereunder.

     3.2.2 This Agreement has been duly executed and delivered by each of the Sellers and constitutes, assuming due authorization, execution and delivery of this Agreement by the Parent and the Offeror, a valid and binding legal obligation of each of the Sellers, enforceable against each such Seller in accordance with the terms hereof.

3.3  Capitalization

     3.3.1 Holdco is a Swiss corporation (societe anonyme / Aktiengesellschaft) which is registered with the Commercial Register of the canton of Vaud, with an aggregate registered share capital of CHF 93,000,000 divided into 330,000 registered shares with a par value of CHF 100 each and 60,000 registered shares with a par value of CHF 1,000 each. All of the issued shares of Holdco have been duly authorized and validly issued, and are fully paid up in compliance with the Laws of Switzerland. The Holdco Shares constitute all of the Holdco share capital.

     3.3.2 There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity securities or other securities of Holdco, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity securities or other securities of Holdco or (iii) contract under which Holdco is or may become obligated to sell or otherwise issue any equity securities or any other securities.

3.4  Ownership of Shares

     3.4.1 Holdco owns, and has good and valid title to the registered shares of Serono and the bearer shares of Serono listed on Schedule 1.1. All such shares are owned by Holdco free and clear of any Liens, it being understood that the registered shares of Serono are registered shares subject to restrictions of transfer within the meaning of
            Article 685a of the Swiss Code of Obligations. There are no options, warrants, pre-emptive rights, purchase rights, calls, subscriptions, convertible securities, obligations or other rights, agreements or commitments that obligate Holdco to sell or transfer any Serono share or any other security of Serono to any person or which would otherwise prevent performance of this Agreement by the Sellers in accordance with its terms.

     3.4.2 Each Seller owns, and has good and valid title to the number of Holdco Shares and Serono Shares set forth next to its name on
            Schedule 1.1, free and clear of any Liens, it being understood that the Serono Shares are registered shares subject to restrictions of transfer within the meaning of Article 685a of the Swiss Code of Obligations. Each Seller holds no other shares or other security of Holdco or Serono, or any other rights over any such share or security, directly or indirectly. Other than this Agreement, there are no options, warrants, preemptive rights, purchase rights, calls, subscriptions, convertible securities, obligations or other rights, agreements or commitments that obligate such Seller to transfer or sell any Holdco Share or Serono Share to any person or which would otherwise prevent performance of this Agreement by such Seller in accordance with its terms.

3.5  Non-contravention

     3.5.1 The execution and delivery of this Agreement by the Sellers does not, and the performance by the Sellers of their obligations hereunder will not, (i) conflict with or violate any provision of Holdco's articles of association, or any shareholders' agreement,
            (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.6 have been obtained and all filings and notifications described in Section 3.6 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Seller and/or Holdco or by which any property or asset of any Seller and/or Holdco is bound or affected or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of any Seller or Holdco pursuant to, any instrument or agreement to which any Seller or Holdco is a party or by which Holdco or its properties may be bound or affected.

3.6  Required Filings and Consents

     3.6.1 The execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Authority, except (i) under the notification obligation pursuant to Article 20 of the Swiss Federal Act on Stock Exchanges and Securities Trading, as amended (the "SESTA"), the U.S. Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and any other applicable federal, state, cantonal, local or foreign securities Laws, the rules and regulations of the NYSE and the rules and regulations of the SWX,
            (ii) under the HSR Act, the EC Merger Regulation and any other applicable antitrust, competition, investment or similar Laws, (iii) approvals required as a result of the particular identity or regulatory status of the Parent or its Affiliates and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, prevent or materially delay the performance by the Sellers of their obligations hereunder.

3.7  Financial Statements

     3.7.1  Holdco has delivered to the Parent in the form attached to Section
            3.7.1 of the Sellers' Disclosure Letter, the audited balance sheet of Holdco as of June 30, 2006, the related audited profit and loss accounts of Holdco, together with the notes thereto and the unqualified report and opinion of Ernst & Young S.A. relating thereto (collectively, the "Holdco Financial Statements").

     3.7.2 The Holdco Financial Statements have been prepared in accordance with the Swiss Code of Obligations, the balance sheet contained therein presents the financial condition of Holdco as of the date thereof and the profit and loss accounts contained therein present the results of operations of Holdco for the periods covered thereby, in each case, in accordance with the Swiss Code of Obligations.

3.8  Absence of Changes

     3.8.1 Except as disclosed in the Sellers' Disclosure Letter or as otherwise contemplated or permitted by this Agreement, since June 30, 2006 and through the date hereof:

     a. Holdco has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity securities, and has not repurchased, redeemed or otherwise reacquired any equity securities or other securities;

     b. Holdco has not sold, issued or authorized the issuance of (i) any equity security or other security, (ii) any option or right to acquire any equity security or any other security, or (iii) any instrument convertible into or exchangeable for any equity security or other security;

     c. except as previously provided to the Parent, there has been no amendment to Holdco's articles of association, and Holdco has not effected or been a party to any recapitalization, reclassification of shares, share split, reverse share split or similar transaction;

     d. Holdco has not formed any subsidiary or acquired any equity interest or other interest in any other entity or any other asset;

     e. Holdco has not written off as uncollectible, or established any extraordinary reserve with respect to any indebtedness owed to Holdco;

     f. Holdco has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, other than Permitted Liens;

     g. Holdco has not (i) lent money to any person other than amounts evidenced by the Loan Note or (ii) incurred or guaranteed any indebtedness for borrowed money;

     h. Holdco has not changed any of its methods of accounting or accounting practices in any material respect;

     i. Holdco has not incurred any liability (whether prospective, contingent or otherwise and whether arising on or after Closing), including, but not limited to any liability to any advisor, agent or other person which will not be settled prior to Closing by the Sellers;

     j. Except as disclosed in the documents made available to the Offeror in relation to the matter described in Section 3.9.1, Holdco has not engaged in any business, operations or activities other than the holding of the Serono Securities owned by it and activities incidental thereto; and

     k. Holdco has not agreed or committed to take any of the actions referred to in clauses "(a)" through "(j)" above.

3.9  Sale of Assets Not Related to Serono

     3.9.1 As of the Effective Date, the only assets of Holdco are (i) the Serono Shares, (ii) all of the outstanding shares of Holdco's subsidiary, (iii) cash and (iv) the Loan Note.

3.10 Compliance with Legal Requirements

     3.10.1 Holdco has complied with all applicable Laws, except where the failure to comply with any such Law has not been and would not be material to Holdco. Holdco has not received any written notice from any Authority regarding any violation of, or failure to comply with, any Law which has been or would be material to Holdco.

3.11 Serono

     3.11.1 As of the Effective Date, to the Knowledge of the Management Seller,
            (A) Serono is not in possession of adverse material non-public information (within the meaning of Article 72 of the Listing Rules of the SWX ("Article 72")) concerning Serono which is required to be publicly disclosed as of the Effective Date under Article 72, and, except for the transactions contemplated by this Agreement and the process conducted by the Sellers and Serono culminating in such transactions, Serono has not deferred the disclosure of any such information in reliance on the exceptions in paragraphs 2 and 3 of
            Article 72, except, in each case, for any such information (x) which is within the Knowledge of the Parent or the Offeror or (y) has been fairly disclosed in written materials made available in the data room or otherwise provided (including for this purpose materials provided in electronic format) to the Parent or the Offeror; and (B) the consolidated financial statements (including the related notes) included in the Serono Securities Filings (as such term is defined in Section 5.4.1) and the consolidated financial statements of Serono for the six months ended June 30, 2006 (copies of which have been delivered to the Parent) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Serono and the consolidated Serono Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with IFRS consistently applied during the periods involved except as otherwise noted therein and in compliance with Swiss Law, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

3.12 Tax Matters

     3.12.1 (i) All Tax returns required to be filed by or on behalf of Holdco have been duly filed with the appropriate Taxing authorities and all such Tax returns were at the time of filing correct and complete in all material respects; (ii) all Taxes shown as due and payable on such returns by or on behalf of Holdco have been timely paid in full or fully accrued; (iii) appropriate reserves and accruals have been provided in the books of Holdco for all actual and contingent liabilities for Taxes based on events prior to the Closing Date, including but not limited to Taxes to be paid on constructive dividends paid by Holdco to the Sellers or to third parties and for any Taxes to be paid by Holdco due to any reassessments for Tax periods before the Closing Date; (iv) Holdco has not executed or filed with any Taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations).

     3.12.2 Holdco has complied with all applicable Laws relating to the payment and withholding of Taxes.

     3.12.3 All deficiencies asserted or assessments made as a result of any examinations by any Taxing authority of the Tax returns of or covering or including Holdco have been fully and timely paid, and there are to the Knowledge of the Sellers no audits or investigations by any Taxing authority in progress as of the date hereof, nor has Holdco received written notice from any Taxing authority as of the date hereof that it intends to conduct such an audit or investigation.

     3.12.4 Holdco has not (i) agreed to, and is not required to, make any adjustments to its Taxable income by reason of a change in accounting method initiated by Holdco or received any written notice that a Taxing authority has proposed any such adjustment or change in accounting method, or filed any pending application with any Taxing authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement with any Taxing authority concerning the payment of Taxes or the treatment of a particular item for Tax purposes, or (iii) requested any extension of time within which to file any Tax return, which Tax return has since not been filed by the extended due date.

     3.12.5 Holdco is not a party to any Tax sharing, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments with respect to Taxes of another Person after the Closing.

     3.12.6 There are no Liens as a result of any unpaid Taxes upon any of the assets of Holdco, except for Taxes not yet due and payable and for Taxes that are being contested in good faith and for which adequate reserves and accruals have been provided in the books of Holdco.

     3.12.7 Holdco has not distributed or caused to be distributed any constructive dividend, nor distributed or granted any other benefit to the Sellers or any other person which would reasonably be expected to lead to the imposition of any withholding Taxes on dividends or constructive dividends.

3.13 Legal Proceedings

     3.13.1 There are no Actions pending or, to the Knowledge of the Sellers, threatened against the Sellers or Holdco that, individually or in the aggregate with all other such Actions, would or would reasonably be expected to have an adverse effect on Holdco, and, as of the date hereof, there is no Action pending against the Sellers or Holdco that seeks, or would reasonably be expected, to prohibit or restrain the ability of the Sellers to enter into this Agreement or perform their respective obligations under this Agreement.

3.14 Related Parties

     3.14.1 No Related Party is a party to any binding agreement with Holdco under which Holdco will continue to have binding obligations or any liability (prospective, contingent or otherwise) following the Closing Date.

     3.14.2 No Related Party, other than the Sellers, holds any shares or other security of Holdco or Serono, directly or indirectly.

     3.14.3 No Related Party is a party to any agreement with Serono or any Serono Subsidiary under which Serono or any such Serono Subsidiary will continue to have binding obligations or any liability (prospective, contingent or otherwise) following the Closing Date.

     3.14.4 No Related Party owes any obligation or indebtedness or has any liability (prospective, contingent or otherwise) to Holdco, Serono or any Serono Subsidiary that will continue following the Closing Date.

3.15 Brokers and Advisors

     3.15.1 Except for Goldman Sachs International, there is no investment banker, broker, finder or financial advisor which has been retained by or is authorized to act on behalf of Holdco or the Sellers who is or will or may become entitled to any investment banking, broker, finder or similar fee from Holdco in connection with the transactions contemplated by this Agreement, it being understood that all such fees payable or paid by the Sellers or Holdco in connection with the transactions contemplated by this Agreement and the process culminating in such transactions are to be paid by the Sellers, and that the reasonable fees incurred by Serono in connection with its review of and response to the transactions contemplated by this Agreement and the process culminating in such transactions, and other actions of Serono, are to be paid by Serono.

3.16 No Other Representations

     3.16.1 Except for the representations contained in this Article 3: (a) the Sellers do not make any other express or implied representations to the Parent or the Offeror; and (b) without limiting the generality of the foregoing, no Seller makes any representation whatsoever as to the value of (i) the Holdco Shares or the Serono Shares, or (ii) the registered or bearer shares of Serono owned by Holdco, in each case, as of the Effective Date, as of the Closing Date or as of any other time.

     3.16.2 Each of the Sellers hereby acknowledges and agrees that none of the Parent or the Offeror makes any representations or warranties to the Sellers, express or implied, other than those representations set forth in Article 4.

4.   REPRESENTATIONS OF THE PARENT AND THE OFFEROR

Each of the Parent and the Offeror hereby jointly and severally represents to the Sellers as follows on the Effective Date and on the Closing Date:

4.1  Due Organization

     4.1.1 The Parent is a partnership limited by shares duly organized and validly existing under the Laws of the jurisdiction of its formation. The Offeror is a corporation duly organized and validly existing under the Laws of the jurisdiction of its formation.

4.2  Authority; Authorization; Enforceability

     4.2.1 Each of the Parent and the Offeror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Parent and the Offeror of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Offeror, respectively, and such authorization has not been subsequently modified or rescinded. This Agreement has been duly executed and delivered by the Parent and the Offeror and constitutes, assuming due authorization, execution and delivery of this Agreement by the Sellers, a valid and binding legal obligation of the Parent and the Offeror.

4.3  Noncontravention

     4.3.1 The execution and delivery of this Agreement by the Parent and the Offeror do not, and the performance by the Parent and the Offeror of their respective obligations hereunder will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of the Parent or the Offeror, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section
            4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent or Offeror or by which any property or asset of the Parent or the Offeror is bound or affected or (iii) except with respect to certain existing credit agreements (which the Parent shall use its reasonable efforts to remedy) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Parent or the Offeror pursuant to, any instrument or agreement to which either of the Parent or the Offeror is a party or by which the Parent or the Offeror or their respective properties may be bound or affected.

4.4  Required Filings and Consents

     4.4.1 The execution and delivery of this Agreement by the Parent and the Offeror do not, and the performance of this Agreement by the Parent and the Offeror will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Authority, except (i) under the SESTA, any other applicable federal, state, cantonal, local or foreign securities Laws, the rules and regulations of the NYSE, the Frankfurt Stock Exchange, the rules and regulations of the Deutsche Borse and the rules and regulations of the SWX, (ii) under the HSR Act, the EC Merger Regulation and any other applicable antitrust, competition, investment or similar Laws,
            (iii) approvals required as a result of the particular identity or regulatory status of the Sellers or their Affiliates, and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate prevent or materially delay the performance by the Parent or the Offeror of their obligations hereunder.

4.5  Legal Proceedings

     4.5.1 As of the Effective Date, there is no Action pending against the Parent or the Offeror that seeks, or would reasonably be expected, to prohibit or restrain the ability of the Parent or the Offeror to enter into this Agreement or perform their respective obligations hereunder.

4.6  Investigation; Reliance

     4.6.1 Except for the representations contained in this Article 4, the Parent and the Offeror do not make any other express or implied representations to the Sellers.

     4.6.2 Each of the Parent and the Offeror hereby acknowledges and agrees that none of the Sellers makes any representations or warranties to the Parent or the Offeror, express or implied, other than those representations set forth in Article 3. Each of the Parent and the Offeror further hereby acknowledges and agrees that it and its Representatives have undertaken a due diligence review of the Due Diligence Information. Each of the Parent and the Offeror hereby expressly acknowledges and agrees that it is not relying on, and is not entitled to rely on, any statements or communications by Holdco, the Sellers, Serono or any of their respective Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of Holdco or Serono (including any of the assets or liabilities of Holdco or Serono) except for the representations expressly set forth in Article 3.

5.   SERONO DESCRIPTIONS OF CONDITION

For the purposes of Section 2.2.1(a) and (b) of this Agreement, the Parties have assumed that, except as set forth in the Sellers' Disclosure Letter delivered to the Parent concurrently with the Agreement, or as set forth in the Serono Securities Filings (as such term is defined in Section 5.4.1) filed or published prior to the Effective Date:

5.1  Due Organization; Authority; Enforceability

     5.1.1 Serono is a Swiss corporation (societe anonyme/Aktiengesellschaft) duly organized and validly existing under the Laws of Switzerland and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each Serono Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization.

5.2  Capitalization

     5.2.1 Serono is a Swiss corporation (societe anonyme/Aktiengesellschaft) which is registered with the Commercial Register of the canton of Vaud, with, as of the Effective Date, an aggregate registered share capital of CHF 380,943,075, divided into 11,013,040 fully paid up registered shares with a par value of CHF 10 each and 10,832,507 fully paid up bearer shares with a par value of CHF 25 each. As of the Effective Date, there were issued 11,013,040 registered shares of Serono. As of the Effective Date, the total issued bearer shares of Serono consisted of (x) the 10,877,992 bearer shares of Serono issued as of June 30, 2006, plus (y) the sum of (i) bearer shares of Serono issued upon the exercise of stock options and other equity grants under the Serono Employee Plans since June 30, 2006 and (ii) bearer shares of Serono issued upon the exercise of the Convertible Bonds since June 30, 2006. As of the Effective Date, the total number of bearer shares of Serono held in treasury by Serono and its Affiliates was equal to (x) the 636,046 bearer shares of Serono held in treasury as of June 30, 2006, plus (y) any bearer shares of Serono repurchased by Serono and its Affiliates since June 30, 2006, less (z) the sum of (i) any bearer shares of Serono retired by Serono and its Affiliates in the Ordinary Course of Business since June 30, 2006, (ii) any bearer shares of Serono issued out of treasury upon the exercise of stock options and other equity grants under the Serono Employee Plans since June 30, 2006 and (iii) any bearer shares of Serono issued out of treasury upon the exercise of the Convertible Bonds since June 30, 2006. All of the shares of Serono have been duly authorized and validly issued, and are fully paid up in compliance with the Laws of Switzerland.

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

     5.2.2 Except as disclosed in Section 5.2.2 of the Sellers' Disclosure Letter, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity securities or other securities of Serono; (ii) other outstanding security, instrument or obligation issued by Serono that is or may become convertible into or exchangeable for any equity securities or other securities of Serono; or (iii) contract under which Serono is or may become obligated to sell, otherwise issue or repurchase any of its equity securities or any other securities.

5.3  Noncontravention

     5.3.1 The consummation of the transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of Serono's articles of association or (ii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or trigger any rights of termination or modification in favor of a party other than Serono and its Affiliates under, any Material Contract (as defined below).

5.4  Securities Filings

     5.4.1 Serono has filed or published all reports, proxy statements, registration statements, forms and other documents (i) required to be prepared by it in accordance with Swiss Law and the regulations of the SWX since January 1, 2003 and (ii) required to be filed by it with the SEC since January 1, 2003, (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, the "Serono Securities Filings"). None of the Serono Securities Filings, as of their respective dates (or, if amended prior to the Effective Date, as of the dates of such amendments), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Serono Securities Filings (as amended prior to the Effective Date, if amended prior to the Effective Date) complied in form, with, as appropriate, the applicable requirements of Swiss Law, the regulations of the SWX, the U.S. Securities Act of 1933, as amended, and the Securities Exchange Act as in effect on the date so published or filed. Each of the consolidated financial statements (including the related notes) included in the Serono Securities Filings presents fairly the consolidated financial position and consolidated results of operations and cash flows of Serono and the consolidated Serono Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with IFRS consistently applied during the periods involved except as otherwise noted therein and in compliance with Swiss Law, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

     5.4.2 There are no liabilities of the kind required to be disclosed in the balance sheet of Serono and the consolidated Serono Subsidiaries or the footnotes thereto in accordance with IFRS and Swiss Law, except for (i) liabilities set forth in the consolidated financial statements of Serono for the six months ended June 30, 2006, including in any footnotes thereto (copies of which have been delivered to the Parent), or in the consolidated financial statements included in the Serono Securities Filings (or in any footnotes thereto) and (ii) liabilities which have arisen in the Ordinary Course of Business since the date of the most recent balance sheet included in the consolidated financial statements of Serono for the six months ended June 30, 2006 (copies of which have been delivered to the Parent) (the "Latest Balance Sheet Date").

5.5  Absence of Changes

     5.5.1  Since the Latest Balance Sheet Date and through the Effective Date,
            (i) Serono and the Serono Subsidiaries have conducted their business only in the Ordinary Course of Business and (ii) there has not been any change, event or occurrence that has had a material adverse effect on the Serono Group.

5.6  Intellectual Property

     5.6.1 (i) Serono or the Serono Subsidiaries own, license or otherwise have the right, to use (in each case, free and clear of any Liens (other than Permitted Liens)), all Intellectual Property (as defined below) necessary for or currently used in the conduct of their respective businesses as currently conducted; and (ii) the use of Intellectual Property by Serono and the Serono Subsidiaries does not infringe on or otherwise violate the rights of any Person. For purposes of this
            Section 5.6, "Intellectual Property" shall mean trademarks, service marks, brand names, trade dress and other similar indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; proprietary inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisionals, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

5.7  Material Contracts

     5.7.1 As of the Effective Date, neither Serono nor any of the Serono Subsidiaries is a party to or bound by (i) any "material contract"

            (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); or (ii) any non-competition or similar agreements that restrict, in any respect material to their businesses, Serono or any of the Serono Subsidiaries from engaging or competing in any line of business or in any geographic area (contracts in the respective categories described in clauses (i) and (ii) above are referred to in this Agreement as "Material Contracts").

5.8  Compliance With Laws; Permits; Legal Proceedings; Regulatory Compliance

     5.8.1 Serono and the Serono Subsidiaries are in compliance with all applicable Laws, including without limitation, such applicable Laws relating to (i) employment and labor practices and (ii) the manufacture or distribution of biological and drug products, including without limitation, the United States Federal Food, Drug and Cosmetic Act of 1938, as amended ("Food and Drug Laws"). Serono and the Serono Subsidiaries hold all permits, consents, registrations and approvals from Authorities (including without limitation all authorizations under Food and Drug Laws) which are required for the operation of the businesses of Serono and the Serono Subsidiaries as they are being conducted as of the Effective Date (the "Permits"). Since January 1, 2003, Serono has not received any written notice from any Authority, which has not been resolved, regarding (i) any material alleged violation of, or failure to comply with, any Permit or Law or (ii) with respect to any material alleged failure by Serono or any Serono Subsidiary to have any Permit. The descriptions of condition set forth in this Section 5.8 do not apply to compliance with Environmental Laws (as such term is defined in Section 5.9) (including, without limitation, holding of or compliance with any Permits required under such Laws), which matters are covered under Section 5.9.

     5.8.2 As of the Effective Date, there are no legal proceedings or investigations which are pending or, to the Knowledge of Serono or any Serono Subsidiary, threatened against Serono or any Serono Subsidiary, or which involve any of their respective assets or properties, by or before any Authority.

     5.8.3 All biological and drug products currently being developed, manufactured or distributed by Serono or the Serono Subsidiaries that are subject to the jurisdiction of the United States Food and Drug Administration (the "FDA"), the European Medicines Evaluation Agency and/or any other similar federal Authority (collectively, "Pharmaceutical Authorities") are being manufactured, labeled and distributed in compliance with all applicable requirements under Food and Drug Laws. The biological and drug products described in this Section 5.8.3 are sometimes referred to herein as "Pharmaceutical Products."

     5.8.4 Since January 1, 2003, no Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by any Pharmaceutical Authority.

     5.8.5 Since January 1, 2003, none of Serono or any Serono Subsidiary has received any written notice that any Pharmaceutical Authority has initiated any action to withdraw approval for or enjoin the manufacture or distribution of any Pharmaceutical Product.

5.9  Environmental Matters

     a. Serono and the Serono Subsidiaries are in compliance with all applicable Environmental Laws. Serono and the Serono Subsidiaries hold and are in compliance with all Permits required to be held by them under applicable Environmental Laws.

     b. Since January 1, 2003, neither Serono nor any Serono Subsidiary (i) has received written notice from any Authority requiring that Hazardous Materials, which Serono or any Serono Subsidiary has generated, transported or disposed of, or which were found to be located on any site owned or operated by Serono or the Serono Subsidiaries, be removed, remediated or be the subject of any other response action pursuant to any applicable Environmental Law or (ii) has been made a named party to any claim or legal proceeding arising out of the Release of Hazardous Materials.

     c. For purposes of this Section 5.9, (i) "Environmental Laws" shall mean all federal, state, cantonal and local Laws and regulations relating to pollution or protection of the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials; (ii) "Hazardous Materials" shall mean (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, friable asbestos, toxic mold or polychlorinated biphenyls or (B) any chemical, waste, or other substance defined, listed or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law; and
            (iii) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment or the workplace of any Hazardous Material, and otherwise as defined in any Environment Law.

     d. This Section 5.9 contains the sole and exclusive descriptions of condition with respect to any environmental matters with respect to Serono and the Serono Subsidiaries, including, without limitation, any matters arising under any applicable Environmental Laws.

5.10 Tax Matters

     5.10.1 (i) All Tax returns required to be filed by or on behalf of Serono and the Serono Subsidiaries have been properly prepared and duly and timely filed with the appropriate Taxing authorities, and all such Tax returns were at the time of filing correct and complete in all material respects; (ii) all Taxes shown as due and payable on such returns by or on behalf of Serono and the Serono Subsidiaries have been timely paid in full; (iii) appropriate reserves and accruals have been provided in the books of Serono for all liabilities for Taxes based on events prior to the Effective Date; and (iv) neither Serono nor any Serono Subsidiary has executed or filed with any Taxing authority, any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations).

     5.10.2 All deficiencies asserted or assessments made as a result of any examinations by any Taxing authority of the Tax returns of or covering or including Serono and the Serono Subsidiaries have been fully and timely paid, and there are to the Knowledge of Serono and each Serono Subsidiary no other audits or investigations by any Taxing authority in progress as of the date hereof, nor has Serono or any Serono Subsidiary received written notice from any Taxing authority as of the date hereof that it intends to conduct such an audit or investigation.

     5.10.3 Neither Serono nor any Serono Subsidiary has (i) received any written notice from any Taxing authority requiring a change in any accounting method, (ii) executed any agreement extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations), or (iii) executed a closing agreement with any Taxing authority concerning the payment of material Taxes or the treatment of a material item for Tax purposes.

     5.10.4 Neither Serono nor any Serono Subsidiary is a party to any Tax sharing, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments with respect to Taxes of another Person (other than the Serono Subsidiaries) after the Closing Date.

     5.10.5 There are no Liens as a result of any unpaid Taxes upon any of the assets of Serono or any Serono Subsidiary, except for Taxes not yet due and payable and for Taxes that are being contested in good faith or for which adequate reserves and accruals have been provided in the books of the relevant company.

5.11 Related Party Transactions

     5.11.1 No Related Party is a party to any agreement with Serono or any Serono Subsidiary under which Serono or any such Serono Subsidiary will continue to have binding obligations or any liability following the Closing Date.

     5.11.2 Since the Latest Balance Sheet Date, all transactions between Serono or any Serono Subsidiary, on the one hand, and any Related Party, on the other hand, were made on an arms' length basis.

5.12 Employee Plans; Social Security Contributions; Pension Plans

     5.12.1 Section 5.12.1 of the Sellers' Disclosure Letter contains a correct and complete list of each material Serono Employee Plan. Correct and complete copies of each such Serono Employee Plan and any amendments thereto (or if the Serono Employee Plan is not a written plan, a written description thereof) have been made available to the Parent.

     5.12.2 Serono is in compliance with applicable requirements for making social security contributions and required contributions to Serono pension plans and no funding deficiency or arrearage exists with respect to any Serono pension plan which will result in a liability of Serono or a Serono Subsidiary.

     5.12.3 The records of Serono pension plans have been properly maintained, and there are no Actions outstanding, pending or, to the Knowledge of the Management Seller, threatened in relation to any Serono pension plan, other than routine claims for benefits.

     5.12.4 For purposes of this Section 5.12, "Serono Employee Plan" shall mean and include: each material employment, compensation, bonus and other cash-based incentive compensation, deferred compensation, share purchase, stock option, stock appreciation right or other equity-based incentive, severance, change-in-control, or termination pay, supplemental unemployment benefits, profit-sharing, pension and other retirement (including non-statutory pension or other retirement) plan, program, agreement or arrangement maintained or contributed to or required to be contributed to, or entered into by Serono or any of the Serono Subsidiaries, in each case, for the benefit of employees or former employees of Serono or any of the Serono Subsidiaries, but excluding any such plan, program agreement or arrangement that is mandated by applicable Law of the relevant jurisdiction.

5.13 No Liability

     5.13.1 Each of the Parent, the Offeror and the Sellers hereby acknowledges and agrees that the statements made in this Article 5 are made only in connection with Section 2.2.1(a) and (b), and that no Party or other Person will have or be subject to any liability arising from, relating to or in connection with any inaccuracy of the matters set forth in this Article 5, under any Laws, at common Law or equity, in contract or otherwise. Each of the Parent and the Offeror hereby acknowledges and agrees that the matters set forth in this Article 5 are not representations or warranties and that its only recourse with respect to any alleged inaccuracy of the matters set forth in this Article 5 shall be the assertion of any rights such Party may have pursuant to the Condition Precedents set forth in Section 2.2.1(a) and (b), to the exclusion of any other recourse or remedy under any applicable Law, including but not limited to, rescission of this Agreement pursuant to section 23 et seq. and/or 205 of the Swiss Code of Obligations and any indemnification claim of any nature.

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

6.   COVENANTS OF THE PARTIES

6.1  Conduct between the Effective Date and the Closing Date

     6.1.1  Except as contemplated by this Agreement, as set forth in Section
            6.1.1 of the Sellers' Disclosure Letter, as required by applicable Law or as consented to by the Parent and the Offeror (which consent shall not be unreasonably withheld or delayed), for the period between the Effective Date and the Closing Date (the "Pre-Closing Period"), the Sellers shall cause Holdco not to engage in any business, operations or activities other than the holding of the Serono Securities owned by it and activities incidental thereto.

     6.1.2  Nothing in this Agreement, including, without limitation, this
            Section 6.1, shall prevent Holdco from changing its corporate name during the Pre-Closing Period.

     6.1.3 Except as otherwise contemplated by this Agreement, or as required by applicable Law, for the Pre-Closing Period, the Sellers shall, and shall cause Holdco to, take such lawful action in their capacities as Serono shareholders as may be reasonably necessary to, and the Management Seller, in his capacity as a member of the Board of Directors of Serono and as a Serono executive officer, shall, subject to his fiduciary duties to Serono under Swiss Law and to the authority of the Board of Directors of Serono, cause Serono and the Serono Subsidiaries (i) to conduct their business as a going concern and in the Ordinary Course of Business, (ii) not to make or irrevocably commit to investments or other expenditures in excess of the amounts provided for under Serono's budgets and guidelines,
            (iii) solely with respect to Serono, not to amend its Articles of Association or make any decision under Art. 29, para. 2 and 3, of the SESTA or Art. 34 or Art. 36 of the TOO and (iv) solely with respect to Serono, not to issue any additional Serono Securities except for any issuances of the type described in the last sentence of Section 1.2.6.

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

6.2  Access to Information Prior to the Closing Date and thereafter

     6.2.1 During the Pre-Closing Period, upon reasonable advance notice, the Sellers shall cause Holdco to, and the Sellers shall, and shall cause Holdco to, take such lawful action in their capacities as Serono shareholders as may be reasonably necessary to, and the Management Seller, in his capacity as a member of the Board of Directors of Serono and as a Serono executive officer, shall, subject to his fiduciary duties to Serono under Swiss Law and to the authority of the Board of Directors of Serono, cause Serono to, provide to the officers, directors, employees, attorneys, accountants, advisors, representatives and agents (the "Representatives") of the Parent and Offeror reasonable access to the books, records, offices and sites and personnel of Holdco and Serono and such additional financial and operating data and other information regarding the assets and liabilities of Holdco and/or Serono as is reasonably requested by the Parent, the Offeror or their Representatives, provided that the activities of the Offeror and their Representatives shall be conducted at reasonable times and in a manner that does not unreasonably interfere with the normal business operations of Holdco and/or Serono and any data or other information, whether written, oral or electronic, received by the Parent or any of its Representatives pursuant to this Section 6.2 shall be deemed Proprietary Information and subject to the provisions of Section 6.10 relating thereto.

     6.2.2 Each Seller shall take such lawful action in its capacity as a Holdco and Serono shareholder as may be reasonably necessary to, and, in its capacity as a member of the Boards of Directors of Holdco and/or Serono (to the extent applicable) and as an executive officer of Holdco and/or Serono (to the extent applicable), shall, subject to its fiduciary duties to Holdco and/or Serono (to the extent applicable) under Swiss Law and to the authority of the Holdco and/or Serono Board (to the extent applicable), provide and procure that Holdco and Serono and any other Related Party provides in a timely manner the information reasonably required by the

            Offeror and/or the Parent in relation to the preparation of the Offer documentation.

6.3  No Purchase or Sale of Serono Securities; Certain Covenants

     6.3.1 During the Pre-Closing Period, each Seller agrees that it shall abstain from, and shall cause each of (i) Holdco, (ii) any other Related Party or (iii) any other Person or entity acting on behalf of the Sellers, Holdco or any other Related Party (provided however that, for the purpose of clause (iii), the relevant Person or entity qualifies as a person acting in concert with the Offeror within the meaning of Article 11 of the TOO) to abstain from entering into, or exercising any right under or in relation to, any (i) agreement (either on or off exchange) relating to the acquisition or sale of registered shares or bearer shares or convertible bonds of Serono,
            (ii) derivative transaction having any or all of such shares as an underlying asset or (iii) voting arrangement, whether by granting any proxy or power of attorney, with respect to any or all of such shares, if, in each case, the taking of any such action would result in the Offeror being required to increase the Offer Price.

     6.3.2 Each Seller shall, and shall cause Holdco to, take such lawful action in their capacities as Serono shareholders as may be reasonably necessary to, and the Management Seller, in his capacity as a member of the Board of Directors of Serono and as a Serono executive officer, shall, subject to his fiduciary duties to Serono under Swiss Law and to the authority of the Board of Directors of Serono, cause Serono to give notice to Serono shareholders of an extraordinary general meeting of Serono shareholders, to be held on the Closing Date but immediately following the Closing, but in any event on January 5, 2007, subject to applicable Law, for (i) an amendment of the articles of incorporation of Serono abolishing Art.
            20.2 in its entirety and amending Art. 20.1 such as the board of directors of Serono shall be composed of three members or more; and
            (ii) the restructuring of the Serono Board of Directors to the effect that new members of the Serono Board of Directors designated in writing by Parent would constitute a majority of the Serono Board of Directors; and (iii) the designation of an independent accounting firm designated in writing by Parent as Serono's statutory accountant. The Management Seller shall use his reasonable best efforts during the Pre-Closing Period to seek the resignations of members of the Serono Board of Directors designated in writing by Parent. If Closing occurs later than on January 5, 2007, the aforementioned resolutions shall be taken, to the extent legally possible, subject to completion of Closing.

6.4 Certain Tax Covenants; Indemnity provided by the Parent regarding IP Restructuring

     6.4.1 The Sellers shall cooperate and provide assistance as reasonably requested by Parent and Offeror in connection with the Parent's and the Offeror's efforts to receive, prior to Closing, consent from the Swiss tax authorities regarding the utilization of Holdco's liquidity in order to accommodate certain financial needs of the Parent and the Offeror provided that it is understood and agreed that nothing in this Section 6.4.1 shall be construed as to modify or derogate from the Sellers' rights under Section 6.8.

     6.4.2 In the event that the intellectual property rights held by Applied Research Systems ARS Holding N.V., Curacao, have been transferred to Laboratoires Serono SA, Aubonne, in accordance with the IP Transfer Agreement and the transactions contemplated under this Agreement are not consummated, the Parent shall indemnify and hold harmless the Sellers, Serono and each of their respective Affiliates from any and all Damages and Taxes incurred by any of them, resulting therefrom or in connection therewith; provided, however, that Sellers shall, and shall procure that Serono and its Affiliates shall, mitigate any such Damages and/or Taxes.

6.5  Mandatory Takeover Offer of the Offeror

     6.5.1 The Offeror hereby acknowledges and agrees that according to Art. 32 of the SESTA the Closing of the transactions contemplated by this Agreement will trigger a duty to make a public takeover offer to acquire all listed bearer shares of Serono (the "Offer"). The Offeror agrees to make the Offer in compliance with the SESTA and that the price offered under the Offer shall be not less than CHF 1,100 per bearer share of Serono (the "Offer Price"). The Sellers understand that it is the intention of the Parent and the Offeror that unless otherwise required by applicable Law no offer shall be submitted to the holders of ADS of Serono or to Serono shareholders in the United States.

     6.5.2 Each Seller shall take such lawful action in its capacity as a Holdco and Serono shareholder as may be reasonably necessary to, and the Management Seller, in his capacity as a member of the Board of Directors of Serono and as a Serono executive officer, shall, subject to his fiduciary duties to Serono under Swiss Law and to the authority of the Board of Directors of Serono, cause Serono not to
            (i) tender into the Offer any bearer shares of Serono held in treasury by Serono or (ii) sell, transfer or dispose of any bearer shares of Serono held in treasury by Serono to any third party.

     6.5.3 Each Seller agrees that it shall, and shall procure that its Related Parties shall, immediately cease and cause to be terminated all existing discussions, negotiations and communications between Holdco or any of them and any persons (other than the Parent and the Offeror) with respect to any Acquisition Transaction (as defined below). Except as otherwise contemplated by this Agreement, each Seller agrees that it shall not, and shall procure that its Related Parties and Holdco shall not, solicit or initiate any discussions or negotiations with, or provide any due diligence facilities or materials to, any corporation, partnership, person or other entity or group (other than the Parent, the Offeror or any Affiliate or associate of the Parent or the Offeror) concerning any tender offer, merger, consolidation, business combination, liquidation, reorganisation, sale of substantial assets, sale of shares of capital stock or similar transaction involving the Holdco Shares, Holdco, the Serono Shares or Serono (each an "Acquisition Transaction"), provided that nothing contained in this Section 6.4 shall restrict those of the Sellers who are directors or officers of Serono from discussing an Acquisition Transaction with a third party or providing any due diligence facilities or materials to a third party, in their capacity as directors or officers of Serono, in any case where in any such individual's good faith determination the failure to engage in such discussion or provide such due diligence facilities or materials could reasonably be expected to be inconsistent with the fulfillment of such individual's fiduciary duties or applicable Law.

6.6  Discharge of the directors of Holdco and Serono

     6.6.1 The Parent undertakes to vote the Holdco Shares at each ordinary shareholders' meeting of Holdco considering financial statements of Holdco for any period prior to the Closing Date in favour of the full discharge of the directors of Holdco in office on the Effective Date and on the Closing Date from and against any and all claims Holdco may have against such director, in their capacity as directors of Holdco, with respect to any matters known by the Parent at the signing of this Agreement.

     6.6.2 The Parent undertakes to vote the Serono Shares and to cause Holdco to vote the registered shares and bearer shares of Serono held by Holdco at each ordinary shareholders' meetings of Serono considering financial statements of Serono for any period prior to the Closing Date in favour of the full discharge of the directors of Serono in office on the Effective Date and on the Closing Date from and against any and all claims Serono may have against such director, in their capacity as directors of Serono, with respect to any matters known by the Parent at the signing of this Agreement.

6.7  Directors' and Officers' Insurance

     6.7.1 The Offeror shall cause to be maintained in effect for eleven years from the Closing Date (the "Insurance Continuation Date") liability insurance with respect to acts or omissions occurring at or prior to the Insurance Continuation Date covering each of the individuals who, at or prior to the Insurance Continuation Date, were directors or officers of Serono or any of its Subsidiaries and each Person who serves or served as a director, officer, member, trustee or fiduciary of any trust, pension or other employee benefit plan or enterprise or partnership or joint venture of the Company or any of its Subsidiaries (each, together with such Person's heirs, executives, administrators and Representatives, the "Insured Parties"), on terms with respect to coverage, amount and advancement of expenses no less favorable than the directors' and officers' liability insurance policies maintained by Serono in effect as of the date hereof; provided, however, that in no event shall the Offeror be required to expend pursuant to this Section 6.7.1 for any annual premium more than 300% of the current annual premium paid by Serono for its directors' and officers' liability insurance policies in effect as of the date hereof; provided further, however, that, if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Offeror shall maintain or procure, for such eleven-year period, directors' and officers' insurance providing the greatest coverage then available for an annual premium equal to that maximum amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Insurance Continuation Date from an insurer or insurers which have an insurer financial strength rating by A.M. Best Co. of at least "A", which policies provide the Insured Parties with coverage, from the Insurance Continuation Date to the eleventh anniversary of the Insurance Continuation Date, with respect to claims arising from facts or events that occurred at or before the Insurance Continuation Date, including, without limitation, in respect of the transactions contemplated by this Agreement, on terms with respect to coverage, amount and advancement of expenses no less favorable than the directors' and officers' liability insurance policies maintained by the Company in effect as of the date hereof. If such prepaid policies have been obtained prior to the Insurance Continuation Date, the Offeror shall cause such policies to be maintained in full force and effect, and continue to honor the obligations thereunder.

     6.7.2 The Parent and Offeror shall be jointly and severally liable to pay all reasonable expenses, including reasonable attorney's fees, that may be incurred by any Insured Party in enforcing the obligations provided for in this Section 6.7. The obligations of the Parent and the Offeror under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any Insured Party without the consent of such Insured Party and shall survive the Closing indefinitely, it being expressly agreed that the Insured Parties to whom this Section 6.7 applies shall be intended third party beneficiaries of this Section 6.7 within the meaning of
            Article 112 para. 2 of the Swiss Code of Obligations.

6.8  Tax indemnity provided by the Parent and the Offeror

     6.8.1 Neither the Parent nor the Offeror shall, directly or indirectly, cause or permit Holdco, any Holdco subsidiary, Serono and/or the Serono Subsidiaries, during the 5 year period following the Closing, to take any action that could cause the transactions contemplated under this Agreement to be characterized by the Federal Tax Administration and/or the Vaud Cantonal Tax Administration, with respect to any of the Sellers, as an indirect partial liquidation of Holdco and/or Serono, under Article 20a ss. 1 letter a of the Federal Direct Tax Act , as adopted by the Federal Parliament on June 23, 2006, and/or under the cantonal law that will be adopted by the Parliament of Canton of Vaud to comply with the new Article 7a ss. 1 letter a of the Federal Harmonization Tax Act.

            For the sake of clarity, it is understood that the above paragraph shall not preclude Holdco, any Holdco subsidiary, Serono and/or the Serono Subsidiaries to take, after the Closing and before 1 January 2008, any action that:

            (a) would entirely comply with the requirements of the new federal law, but

            (b) would cause the transactions contemplated under this Agreement to be characterized by the Vaud Cantonal Tax Administration, with respect to any of the Sellers, as an indirect partial liquidation of Holdco and/or Serono, under the cantonal tax law as of signing and its application by the Vaud Cantonal Tax Administration.

            Without limiting, and in addition to, the Parent's and the Offeror's obligations under the preceding paragraphs, the Parent and the Offeror shall indemnify and hold harmless the Sellers from any Swiss federal, cantonal and municipal income tax (and all interest payment obligations and legal and tax advisory expenses arising in connection therewith) which become payable by any of the Sellers as a consequence of any breach by the Parent or the Offeror of any of the covenants under this Section 6.8.1.

     6.8.2 Notwithstanding any provision to the contrary in this Agreement, the covenants set forth in this Section 6.8 and the indemnification obligations of the Parent and the Offeror under this Section 6.8 shall survive the Closing and continue in full force and effect without limit in time. The provisions of Sections 7.2.2 (i), 7.3 and
            7.4 shall apply mutatis mutandis, and the provisions of Section 7.5 shall apply, to the indemnification in this Section 6.8, provided that no other provisions contained in Section 7 shall apply to the indemnification in this Section 6.8.

6.9  Press Release and Public Announcement

     6.9.1 On the day following the Effective Date, a press release substantially in the form attached to Section 6.9.1 of the Sellers' Disclosure Letter shall be issued.

     6.9.2 Except as may be required by applicable Law or stock exchange rule, the Parties shall consult with each other prior to making any public announcement relating to the Offer other than the agreed press release pursuant to Section 6.9.1.

6.10 Confidentiality

     6.10.1 For all purposes of this Section 6.10, "Proprietary Information" shall mean any content of this Agreement and any and all information, written, oral or electronic, created, transferred, recorded or employed as part of, or otherwise resulting from any activities undertaken pursuant to, this Agreement, including, but not limited to, business, organizational, technical, financial, marketing, operational, regulatory or sales information of Serono (and any of its Affiliates), Holdco and the Sellers; provided, that Proprietary Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Agreement; (ii) is already in the possession of the receiving Party at the time such information is disclosed by the disclosing Party to the receiving Party, provided that such information is reasonably believed by the receiving Party not to be subject to a confidentiality agreement or other obligation of confidentiality to the disclosing Party or its Representatives and that the receiving Party can demonstrate in writing its possession of such information prior to its disclosure by the disclosing Party or its Representatives; or (iii) becomes available to the receiving Party on a nonconfidential basis from a person other than the disclosing Party or its Representatives who is reasonably believed by the receiving Party not to be bound by a confidentiality obligation, whether by agreement or otherwise, to the disclosing Party or any of its Representatives.

     6.10.2 Except as expressly permitted by this Agreement, the Parties undertake to keep all Proprietary Information strictly confidential and refrain from disclosing it to any third parties.

     6.10.3 A receiving Party may disclose Proprietary Information to its Representatives who need to know such Proprietary Information for the purpose of advising such Party in connection with actions to be taken in connection with this Agreement (it being understood that such Representatives shall be advised of the confidential nature of such information and the restrictions imposed by this Agreement and shall agree to be bound by such restrictions) and will cause those Persons to observe the terms of this Agreement. Each Party which has disclosed Proprietary Information to a Representative shall be liable for any disclosure of such Proprietary Information to any third party by such Representative in violation of such Representative's confidentiality obligations.

     6.10.4 In the event that the receiving Party or any of its Representatives is requested pursuant to, or required by legal process, to disclose any Proprietary Information, the receiving Party will provide the disclosing Party with prompt notice of such request or requirement in order to enable it to seek, and will assist the disclosing Party in seeking, an appropriate protective order or other remedy, or to take steps to resist or narrow the scope of such request, requirement or legal process. If a protective order or other remedy is not obtained and disclosure of Proprietary Information is required, the person required to disclose such information may so disclose only that portion of the Proprietary Information which the disclosing person is advised by counsel is legally required. In any such event the disclosing person shall use its reasonable best efforts to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment.

     6.10.5 In the event that any Party is required, in such Party's reasonable judgment, to disclose the contents of this Agreement under the Securities Exchange Act, the Federal Act on Stock Exchanges and Securities Trading, as amended or any other applicable federal, state, cantonal, local or foreign securities Laws, such Party may disclose the contents of this Agreement, at any time following the execution and delivery of this Agreement by all of the Parties hereto, by filing this Agreement with the Authority(ies) with jurisdiction over the enforcement of the Law(s) requiring such disclosure.

     6.10.6 The restrictions in this Section 6.10 shall cease to apply at Closing to Parent, each Parent Subsidiary, Holdco, Serono and each Serono Subsidiary to the extent that they relate to Proprietary Information of Serono or Holdco.

6.11 Further Action

     6.11.1 Each of the Parties shall, and shall procure that each of its Affiliates (subject with respect to the Sellers in the case of Serono, to the terms of clause (iii) of this paragraph), shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including, without limitation, (i) obtaining all necessary actions, waivers, consents, clearances and approvals from Authorities, the preparation and making of all necessary registrations and filings with, and submissions to, Authorities and the taking of all steps as may be necessary to obtain an approval, waiver or clearance from, or to avoid an action or proceeding by, any

            Authority, including under the HSR Act, the EC Merger Regulation and any other applicable antitrust, competition, investment or similar Laws and (ii) defending any Actions or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any Authority vacated or reversed and (iii) with respect to Sellers, taking such lawful action in their capacities as Holdco and Serono shareholders as may be reasonably necessary to cause Holdco and Serono to, and in their capacities as members of the Boards of Directors of Holdco and/or Serono (to the extent applicable) and as executive officers of Holdco and/or Serono (to the extent applicable), subject to their fiduciary duties to Holdco and/or Serono (to the extent applicable) under Swiss Law and to the authority of the Holdco and/or Serono Board (to the extent applicable), causing Serono to, take all action necessary and advisable for, and abstain from taking actions that could prevent or materially delay, the consummation of the transactions contemplated by this Agreement. The obligations of the Parent and the Offeror under clause (i) of this Section 6.11.1 shall include, without limitation, committing to any and all divestitures, licenses or hold separate or similar arrangements with respect to their respective assets or the assets of Serono or Serono's conduct of business arrangements as a condition to obtaining any and all approvals or clearances from the Authorities under the HSR Act and the EC Merger Regulation necessary to consummate the transactions contemplated hereby, and otherwise using all reasonable efforts to ensure the receipt of the necessary consents, approvals, clearances or forbearances, or the termination or expiration of the necessary waiting periods, under the HSR Act and the EC Merger Regulation. In addition, subject to the terms and conditions herein provided, none of the Parties shall knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. The Parent undertakes and agrees to, and the Sellers undertake and agree, to the extent applicable, to cause Holdco to, as promptly as practicable, file a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), file a Form CO notification with the European Commission and to make such other filings and apply for such other approvals and consents as are required, and considered appropriate by the Parent acting reasonably, under any other applicable antitrust, competition, investment or similar Laws. Nothing in this
            Section 6.11.1 shall prohibit the Parent and/or the Offeror from running an orderly process in order to seek to optimise the terms of any divestiture, licence or similar arrangement to which it is obliged to commit, provided that the Parent and/or the Offeror shall not be entitled to delay the effectuation of any such divestiture, licence or similar arrangement such that Closing would not take place prior to the Termination Date.

     6.11.2 The Offeror shall, and the Sellers shall, and each shall cause each of its Affiliates (subject with respect to the Sellers in the case of Serono, to the terms of clause (iii) of Section 6.11.1) to, (i) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division, the European Commission or any other Authority for additional information or documentation and to all inquiries and requests received from any or other Authority in connection with antitrust, competition, investment or similar matters, and (ii) extend any waiting period under the HSR Act, the EC Merger Regulation or any other applicable antitrust, competition, investment or similar Law, or enter into any agreement with the FTC, the Antitrust Division, the European Commission or any other Authority to delay consummation of the transaction, only after receiving the prior written consent of the other Parties hereto.

     6.11.3 In addition, each Party shall, subject to applicable Law and except as prohibited by any representative of any Authority with powers of enforcement with respect to any applicable Law, (i) promptly notify the other Parties of any substantive written communication to that party from the FTC, the Antitrust Division, the European Commission or any other Authority and permit the other Parties to review in advance any proposed substantive written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Authority, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all substantive correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Authority, including members or its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     6.11.4 Each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of such Party, threatened Action by any Authority or any other Person (i) challenging, or seeking damages in connection with, the transactions contemplated under this Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of the Parent or the Offeror to own the Holdco Shares or the Serono Shares or operate all or any portion of the businesses or assets of Holdco or Serono.

6.12 Business Records

     6.12.1 The Parent acknowledges and agrees that the business records of Holdco relating to its operations prior to the Closing will be acquired by the Parent in connection with the consummation of the transactions contemplated hereby; provided, that the Parent agrees that the Sellers shall be entitled to retain a copy of such records. The Parent further acknowledges and agrees that the Sellers may from time to time require access to or copies of the business records of Holdco relating to its operations prior to the Closing and the Parent agrees that upon reasonable prior notice from any Seller, it will, during normal business hours, provide or cause to be provided to such Seller, at such Seller's option and cost, access to or copies of such records. Each Seller hereby agrees to hold any Proprietary Information so provided in confidence; provided, that, notwithstanding anything to the contrary herein, the Sellers may use such Proprietary Information to the extent reasonably necessary for purposes of preparing and filing tax returns, corresponding with tax authorities, preparing accounting records and in connection with any litigation, including, without limitation, litigation arising out of, relating to or resulting from the transactions contemplated by this Agreement or the subject matter of such Proprietary Information. The Parent agrees that it will not (and will cause each of its Affiliates, including Holdco not to), within ten years after the Closing Date, knowingly destroy any business records of Holdco prepared prior to the Closing Date without first notifying the Sellers and affording the Sellers the opportunity, at their cost, to remove or copy such records. For purposes of the preceding sentence, any notice from the Parent delivered in accordance with this Section
            6.12.1 shall be deemed to be adequate notice if not responded to in writing by the Sellers within sixty (60) calendar days.

6.13 Change of the corporate name of Holdco; Use of Name

     6.13.1 To the extent that the corporate name of Holdco still contains the word "Bertarelli" after the Closing, the Parent shall procure that this word and any reference to the Bertarelli family be removed from the corporate name of Holdco, and shall file any documents necessary to effect such change with any Authority, within thirty (30) business days from the closing of the Offer.

     6.13.2 Each of the Parent and the Offeror acknowledges and agrees that (i) except with respect to Holdco as expressly permitted by Section 6.13.1, neither the Parent nor any of its Affiliates (including, without limitation, Holdco) shall have any right to use, and shall not use, the word "Bertarelli" or any name or mark that is a derivative thereof or confusingly similar thereto following the Closing and (ii) each of the Sellers shall have the right to use the word "Bertarelli" in such Seller's sole discretion following the Closing.

6.14 Holdco indemnity provided by the Sellers

The Management Seller shall, jointly and severally with the other Sellers, and each Non-Management Seller shall, severally as to herself only and not jointly as to or with any other Seller and solely to the extent of such Non-Management Seller's Allocable Portion, indemnify and hold harmless the Parent, the Offeror and (following Closing) Holdco (each an "indemnified person") in respect of:

     a. any and all liabilities, fines, penalties, costs, losses, damages or expenses (including legal and other professional expenses) of Holdco, whether prospective, contingent or otherwise and whether arising before or after Closing, in each case to the extent that they arise as a consequence of or by reference to any transaction, arrangement, action or omission which occurred before Closing, except for (i) matters set forth in Section 6.14 of the Sellers' Disclosure Letter; (ii) any matter adjusted for in the Aggregate Consideration adjustment procedures set forth in Section 1.2.7; and
            (iii) liabilities of Holdco in the amount set forth in the Holdco Financial Statements; and

     b. all costs and expenses (including legal and other professional expenses) incurred by any of them in relation to the matters within
            Section 6.14(a). Notwithstanding any provision to the contrary in this Agreement, the indemnity given by the Sellers in this Section
            6.14 shall (i) survive Closing and continue in full force and effect without limit in time; and (ii) continue to apply in full whether or not the underlying facts, circumstances or events forming the basis of an indemnified persons claim were known, or should have been known, to that or any other indemnified person or any of their respective employees or advisors had they made reasonable inquiry. The provisions of Sections 7.1.3, 7.1.6, 7.3 and 7.4 shall apply mutatis mutandis, and the provisions of Section 7.5 shall apply, to the indemnity in this Section 6.14; provided, that no other provisions contained in Article 7 shall apply to the indemnity in this Section 6.14.

6.15 Agreement not to Compete; Non-Solicitation of Employees

     6.15.1 The Parties acknowledge that Parent shall be entitled to protect and preserve the going concern value of the business of Serono and the Serono Subsidiaries to the extent permitted by Law and that Parent would not have entered into this Agreement absent the provisions of this Section 6.15 and, therefore, for a period of three years from the Closing, the Management Seller shall not, directly or indirectly:

            a. engage in activities or businesses, or establish any new businesses, or actively participate in, control, manage or own any interest in any Person engaged in activities that are substantially in competition with the business activities engaged in at Closing by Serono or any Serono Subsidiary ("Competitive Activities");

            b. act as a consultant to, otherwise act in an executive or supervisory capacity with respect to, any Person undertaking activities prohibited pursuant to Section 6.15(a); and;

            c. (A) solicit any key employee of Serono or any Serono Subsidiary (except for general solicitations of employment by any Seller or its Affiliates not specifically directed to such Persons or solicitation of Persons whose employment by Serono has been previously terminated prior to such solicitation or offer) and (B) solicit or encourage any employee of Serono or any Serono Subsidiary to leave the employment of Serono and the Serono Subsidiaries.

     6.15.2 Section 6.15 shall be deemed not breached as a result of the ownership by the Management Seller or any of his Affiliates of: (i) less than 10% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; (ii) less than 10% in value of any class of instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (iii) a Person that is not primarily a pharmaceutical company that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such Person's consolidated annual revenues.

     6.15.3 The Parties hereby acknowledge that Parent and its Affiliates may be irreparably injured by a breach of the Management Seller's agreements set forth in this Section 6.15, that monetary remedies may be inadequate to protect Parent or its Affiliates against any actual or threatened breach of this Section 6.15, and, without prejudice to any other rights and remedies, including monetary Damages, otherwise available to Parent or any of its Affiliates against the Management Seller, the Management Seller agrees that Parent or its Affiliates may seek equitable relief, including injunctive relief and specific performance, in the event of any such actual or threatened breach of this Section 6.15.

7.   INDEMNIFICATION

7.1  Indemnification

     7.1.1  All of the representations of the Parties contained in Article 3 and
            Article 4 shall survive the Closing and continue in full force and effect until the date falling fifteen (15) calendar months after the Closing Date, at which time such representations shall terminate, except that (i) the representations set forth in Sections 3.9 and 3.12 shall survive the Closing and continue in full force and effect until the date that is twelve (12) months after the later of: (y) the expiry of the applicable statute of limitations, including extensions; and (z) the decision or assessment of the competent tax authority, including any tax claw back or tax penalty assessment procedure having become final in all respects, at which time such representations shall terminate; and (ii) the representations of the Sellers set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.14 and the representations of the Parent and the Offeror set forth in Sections 4.1, 4.2 and 4.6 shall survive the Closing indefinitely (the date or anniversary set forth above for the expiration of any such representation, if any, the "Expiration Date"); provided, however, that if a Notice of Claim (as defined below) relating to the breach of any representation contained in Article 3 or Article 4 is given to any of the Sellers, or the Parent, as the case may be, on or prior to the Expiration Date (or, if no Expiration Date exists, at any time following the Closing), then, notwithstanding anything to the contrary contained in this Section 7.1, such representation shall remain in force solely in connection with the claims set forth in reasonable detail in such Notice of Claim to the extent necessary to permit such claims to survive until such time as the claims set forth in such Claim Notice based upon any breach or alleged breach of such representation have been fully and finally resolved. The covenants and agreements of the Parties (including, without limitation, the covenants and agreements of the Parties contained in this Article 7) contained in this Agreement shall survive the Closing indefinitely, unless a particular covenant or agreement otherwise terminates earlier pursuant to its terms (including, pursuant to the termination of this Agreement). All claims of the Parent or the Offeror, or any of the Sellers, as the case may be, under or in connection with Article 7 shall be time-barred and lapse on the Expiration Date; provided, however, that claims which have been duly notified in accordance with Section 7.3 to the Sellers, or the Parent, as the case may be, shall not be time-barred or otherwise lapse. Articles 201 and 210 of the Swiss Code of Obligations are hereby expressly and unconditionally waived by the Parties.

     7.1.2 Subject to Sections 7.1.3, 7.1.4 and 7.1.5, the Sellers shall hold harmless and indemnify, jointly and severally with the other Sellers, in the case of the Management Seller, and severally as to herself only and not jointly as to or with any other Seller, in the case of the Non-Management Sellers, the Parent and the Offeror (and, where applicable following Closing, Holdco) from and against (i) any and all Damages that result from, arise out of or otherwise relate in any way to any breach by such Seller of any of such Seller's representations set forth in Section 3.2 and Section 3.4.2, and (ii) in the case of the Management Seller, any and all Damages, and in the case of each Non-Management Seller, such Seller's Allocable Portion of any and all Damages, that result from, arise out of or otherwise relate in any way to any misrepresentation or any breach of any other representations set forth in Article 3 or the covenants or other agreements made by the Sellers under this Agreement.

     7.1.3  Any claim of the Parent or the Offeror for indemnification under
            Section 7.1.2 shall be subject to reduction or reimbursement to the extent (i) of any amount in respect of such claim that is recovered from any third party, (ii) that the Damages covered by such claim shall have been caused by acts or omissions of the Parent or its Affiliates after the Closing (unless such acts or omissions are contemplated by this Agreement) or (iii) that the liabilities relating to any such indemnifiable Damages are specifically recorded in the Holdco Financial Statements. Where the Parent or the Offeror (or, following Closing, Serono or any Serono Subsidiary) has a claim against a third party, the bringing of which would reasonably be expected to reduce any claim for indemnification under Section 7.1.2, they shall use their commercially reasonable efforts to pursue such claim against the third party. Without limitation to the foregoing and for the avoidance of doubt, in the event that a recovery is received by the Parent or its Affiliates with respect to any Damages for which the Parent and/or the Offeror has previously been indemnified by any Seller(s) pursuant to this Agreement, then the Parent and/or the Offeror, as the case may be, shall promptly make a refund to each such Seller of an amount equal to the lesser of (i) the total amount of such recovery (less the costs associated with such recovery), and (ii) the amount previously paid by such Seller to the Parent and/or the Offeror as indemnification for such Damages. In order to avoid duplication of recovery, where the Parent or the Offeror shall have been indemnified for Damages under this Article 7, no additional recovery shall be available hereunder with respect to such Damages.

     7.1.4 None of the Sellers shall be required to indemnify any of Parent or the Offeror for any Damages with respect to any breach of any representations of the Sellers set forth in Section 3.11: (A) unless the aggregate of all Damages for which the Sellers together would, but for this clause (A), be liable thereunder exceeds on a cumulative basis an amount equal to CHF 250,000,000, but once such aggregate exceeds such figure, the Management Seller shall be liable for the full aggregate amount and not just the excess over such figure, and each Non-Management Seller shall be liable for its Allocable Portion of such full aggregate amount; or (B) with respect to each Non-Management Seller, in excess of its Allocable Portion of CHF 1,557,954,000 (the "Cap"), or, in the case of the Management Seller, in excess of the Cap; provided that in no event shall the Sellers together be required to indemnify any of the Parent or the Offeror for any Damages in an aggregate amount in excess of the Cap with respect to any breach of any representations of the Sellers set for in Section 3.11.

     7.1.5 Save in the case of fraud, the Parent and the Offeror shall not have any right to make a claim for indemnification against the Sellers under Section 7.1.2 to the extent that, at or prior to the Effective Date, the underlying facts, circumstances or events forming the basis of the Parent's or the Offeror's claim (i) were within the actual knowledge of the Parent or the

            Offeror or (ii) were fairly disclosed in writing to the Parent and the Offeror in the Sellers' Disclosure Letter.

     7.1.6 Any payment made to the Parent or the Offeror (and, where applicable following Closing, Holdco) under Section 7.1 shall be deemed, to the fullest extent permitted by law, to be a reduction of the Aggregate Consideration. Any indemnification payment made by the Parent or the Offeror under this Agreement shall be deemed, to the fullest extent permitted by law, to be an increase in the Aggregate Consideration.

7.2  Indemnification by the Parent

     7.2.1 Subject to Sections 7.1.1 and 7.2.2, the Parent and the Offeror shall hold harmless and indemnify, jointly and severally, each of the Sellers from and against, any Damages that arise directly from or as a direct result of, or are directly connected with (i) any breach of any of the representations set forth in Article 4; or (ii) the covenants or other agreements made by the Parent or the Offeror under this Agreement.

     7.2.2 Any claim of any Seller for indemnification hereunder shall be subject to reduction to the extent that (i) any amount in respect of such claim is recovered under an insurance policy or from any third party, or (ii) the Damages covered by such claim shall have been caused by acts or omissions of such Seller or its Affiliates after the Closing.

7.3  Claim Notice

     7.3.1 As used herein, the term "Claim" shall mean a claim for indemnification of a Party under this Article 7. Subject to the terms of this Agreement, the claiming Party shall give written notice of a Claim (a "Notice of Claim") to the other Party or Parties (the "Indemnifying Parties") against which the claiming Party wishes to make a claim for indemnification under this Article
            7. The claiming Party shall deliver each Notice of Claim to the applicable Indemnifying Party within sixty (60) calendar days of such claiming Party's becoming aware of the alleged breach for which the claiming Party seeks indemnification hereunder; it being understood that failure to timely provide a Notice of Claim shall not affect the indemnification obligations of any Indemnifying Party hereunder in the absence of prejudice to such Indemnifying Party resulting from such failure and, in such case, only to the extent of such prejudice.

     7.3.2 Each Notice of Claim given pursuant to Section 7.3.1 shall contain the following information: (i) a best estimate of the aggregate amount of Damages sought by the claiming Party pursuant to such Claim (which amount may be the amount of damages claimed by a third party in an action brought against the claiming Party based on alleged facts, which if true, would give rise to liability for Damages indemnifiable under this Article 7); (ii) a brief description, in reasonable detail (to the extent known by the claiming Party at that time) of the facts, circumstances or events giving rise to the alleged Damages; and (iii) specific references to the particular representation(s), covenant(s), indemnity or agreement(s) alleged to have been breached (to the extent known by the claiming Party at that time).

     7.3.3 Subject to Sections 7.3.1 and 7.4.1, the claiming Party may submit a Notice of Claim at any time during the period commencing with the Closing Date and ending on the applicable Expiration Date, if any. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered prior to the applicable Expiration Date, if any, shall remain outstanding until such Claims for losses have been resolved or satisfied. If, within thirty (30) calendar days after a Notice of Claim is received, the Indemnifying Parties have not accepted such Notice of Claim in writing, the Indemnifying Parties shall be conclusively deemed to have objected on behalf of all Indemnifying Parties to the recovery by the claiming Party of the full amount of Damages specified in the Notice of Claim in accordance with this Section 7.3.

     7.3.4 If the Indemnifying Parties object, or are deemed to have objected, to a Notice of Claim as set forth in Section 7.3.3 (such Claim being hereinafter referred to as a "Contested Claim"), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Parent (or Offeror) and the Sellers or (ii) in the absence of such a written settlement agreement, by an arbitral proceeding with respect to such Contested Claim in accordance with
            Section 9.8.

     7.3.5 Articles 200 and 201 of the Swiss Code of Obligations are hereby expressly and unconditionally waived by the Parties.

7.4  Right of Indemnifying Party to defend Third Party Claims

     7.4.1 If, after the Closing, one or more of Holdco, Serono, the Sellers, the Parent or the Offeror is sued or threatened to be sued by any third party, including without limitation any Authority, or if any such party is subjected to any claim or arbitral demand, or any audit or examination by any tax or other authority, and such suit, audit or examination gives rise to a Claim for which indemnification will be sought under Section 7.1 or 7.2 (such Claim a "Third Party Claim"), the claiming Party shall give each Indemnifying Party prompt notice of such Third Party Claim (in no event later than thirty (30) calendar days after the claiming Party has become aware of such Third Party Claim). The Indemnifying Party shall have thirty
            (30) calendar days after receipt of such notice to notify such claiming Party whether the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party fails to notify the claiming Party within thirty (30) calendar days after receipt of notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the claiming Party shall be entitled to assume the defense of such Third Party Claim at its own expense; provided that the claiming Party may not consent to the entry of any judgment or settle any Third Party Claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld or delayed.

     7.4.2 In the event that the Indemnifying Party elects to assume the defense of the Third Party Claim, the claiming Party shall ensure that the Indemnifying Party is provided with all materials, information and assistance relevant in relation to the Third Party Claim and is given reasonable opportunity to comment or discuss with the claiming Party and its Representatives any measures which the Indemnifying Party proposes to take or to omit in connection with a Third Party Claim, and in particular the Indemnifying Party shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders of any Authority. Without limiting the foregoing, the claiming Party shall comply, at the Indemnifying Party's cost, with all reasonable requests for cooperation from the Indemnifying Party.

     7.4.3 In the event that the Indemnifying Party elects to assume the defense of the Third Party Claim always providing that the Indemnifying Party shall consult with, and take into consideration the views of, the claiming Party as to the conduct of any Third Party Claim, the Indemnifying Party shall be entitled at its own discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of itself and the claiming Party, and the claiming Party will give and cause its Representatives and Affiliates to give, subject to them being reimbursed for all reasonable out-of-pocket costs and expenses, all such reasonable information and assistance, as described above, including reasonable access to premises and personnel during office hours and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such Third Party Claim as the Indemnifying Party or their professional advisors may reasonably request; provided that the Indemnifying Party shall use all such information confidentially and only for such purpose. The claiming Party(s) shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend that, by its terms, discharges the claiming Party from any liability in connection with such Third Party Claim; provided, however, that, without the consent of the claiming Party which shall not be unreasonably withheld, conditioned or delayed, the Indemnifying Party shall not consent to, and the claiming Party shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the claiming Party or any Affiliate of the claiming Party or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff for the benefit of each claiming Party.

     7.4.4 All costs and expenses incurred by the Indemnifying Party in defending any Third Party Claim in accordance with this Section 7.4 shall be borne by the Indemnifying Party. All information disclosed by any of Holdco, Serono, the Sellers, the Parent or the Offeror to any other party in connection with any Claim shall be kept confidential by the receiving party.

7.5  Limitation of Recourse

     7.5.1 The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 6.8, Section 6.14 and this
            Article 7 and, subject to the last sentence hereof, such indemnification rights shall be the exclusive remedies of the Parties subsequent to the Closing Date with respect of any matter in any way relating to this Agreement or arising in connection herewith, other than specific performance, if available. To the maximum extent permitted by Law, each of the Parties hereby waives and shall cause their respective Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws, at common Law, equity or otherwise, including but not limited to, rescission of this Agreement pursuant to section 23 et. seq. and/or Article 205 of the Swiss Code of Obligations except for claims based on fraud or breach of the Holdco warranty set forth in Section 3.4 of this Agreement. Other than Claims for indemnification pursuant to Section 6.8, Section 6.14 or this Article 7 or Actions seeking specific performance with respect to any covenants or agreement of any Party under this Agreement, no Action shall be brought or maintained subsequent to the Closing Date by any Party hereto or such Party's respective Affiliates, successors or permitted assigns against any other Party hereto, by virtue of or based upon any alleged misstatement or omission allegedly constituting an inaccuracy in or breach of any of the representations, or covenants of such other Party set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud by such other Party (and in the event of fraud, recourse shall only extend to those Persons committing fraud).

8.   TERMINATION

8.1  Termination

     8.1.1  This Agreement may be terminated at any time prior to the Closing:

     a.     by the mutual written consent of the Parent and the Sellers; or

     b. by written notice of either the Parent or any Seller, if the Closing shall not have occurred on or before April 2, 2007 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.1.1(b) shall not be available to any Party, if such Party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

     c. by written notice of either the Parent or the Sellers, if the satisfaction by the Termination Date of any Condition Precedent to the notifying Party's obligations under this Agreement shall have become impossible; provided, that the right to terminate this Agreement pursuant to this Section 8.1.1(c) shall not be available to any Party, if such Party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the satisfaction of the relevant Condition Precedent becoming impossible;

     d. by written notice of the Parent, in the event of a breach of any Section of this Agreement by any Seller that is material in the context of the transactions contemplated hereby and which cannot be cured prior to the Termination Date or, if curable by such time, is not cured within forty-five (45) calendar days after the Parent shall have given the Sellers written notice stating the Parent's intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination (or by the Termination Date, if earlier than the expiry of such forty-five (45) day period); provided, at the time of the delivery of such notice, neither the Parent nor the Offeror shall be in material breach of its obligations under this Agreement;

     e. by written notice of the Sellers, in the event of a breach of any Section of this Agreement by the Parent or the Offeror that is material in the context of the transactions contemplated hereby and which cannot be cured prior to the Termination Date or, if curable by such time, is not cured within forty-five (45) calendar days after the Sellers shall have given the Parent written notice stating the Sellers' intention to terminate this Agreement pursuant to this
            Section 8.1(e) and the basis for such termination (or by the Termination Date, if earlier than the expiry of such forty-five (45) day period); provided, at the time of the delivery of such notice, none of the Sellers shall be in material breach of its obligations under this Agreement; or

     f. by written notice of either the Parent or the Sellers, if any U.S., Swiss, European Union or European Union Member State Authority of competent jurisdiction shall have issued any injunction, judgment, order, decree or ruling restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby, and such injunction, judgment, order, decree or ruling shall have become final and nonappealable (which injunction, judgment, order, decree or ruling the Parties shall have used all reasonable efforts to have vacated or reversed in accordance with Section 6.11).

8.2  Effect of Termination

     8.2.1 Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the Parties hereunder, without liability of any party to any other party, except for the obligations under Section 6.10 and Section 6.4 (which shall survive in accordance with the terms thereof), this Section 8.2 and Article
            9. Notwithstanding the foregoing, nothing in this Section 8.2 shall
            (i) affect or prejudice rights accrued as at termination or (ii) relieve any party hereto of liability for fraud or a willful or grossly negligent breach of any of its obligations under this Agreement, and further if it shall be finally judicially determined that termination of this Agreement was caused by fraud or a willful or grossly negligent breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have committed fraud or willfully or grossly negligently breached this Agreement shall indemnify and hold harmless the other Parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

9.   MISCELLANEOUS

9.1  Entire Agreement; Interpretation

     9.1.1 This Agreement, including the schedules and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements, understandings or undertakings of the Parties. This Agreement, including the schedules and any other documents referred to herein, shall be binding on all successors and assignees of the Parties. All references to this Agreement shall be deemed to include the schedules.

     9.1.2 Any determination as to whether any effect, change, event, fact or condition constitutes a "Material Adverse Effect" (as defined in Section 9.6) for the purpose of Sections 2.2.1(a) and 2.2.1(b)), shall not take into account any adverse effect, change, event, fact or condition relating to, resulting from, arising out of or caused by, any of the following: (i) general business or economic conditions (including, without limitation, fluctuations in currency exchange rates), (ii) business conditions in the industries and markets in which Serono and the Serono Subsidiaries operate which do not affect the combined business of Serono and the Serono Subsidiaries, taken as a whole, in a materially disproportionate way, (iii) conditions in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) or any decline in the trading prices of the bearer shares of Serono or the ADSs of Serono, (iv) changes in IFRS, (v) national or international political or social conditions, including armed hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (vi) changes of general application in Law, orders, or other binding directives issued by any Authority,
            (vii) (A) results of pre-clinical and clinical testing (other than results of clinical testing on any marketed product of Serono or any Serono Subsidiary), or (B) the results of the review of regulatory submissions (other than where the results of any such review are in respect of any marketed product of Serono or any Serono Subsidiary) by the FDA and other Authorities, including, without limitation, where such review results in the approval by the FDA or any such other Authority of any products of any third party that are competitive with products of Serono or any Serono Subsidiary, (viii) the announcement of this Agreement and the transactions contemplated hereby, if such effect, change, event, fact or condition would reasonably be expected to arise as a result thereof or (ix) the taking of (A) any action contemplated or required by this Agreement, including pursuant to Section 6.11, or the other agreements contemplated hereby or (B) (x) any action by the Parent or the Offeror or (y) any action to which the Parent or the Offeror shall consent.

9.2  Amendment; waiver

     9.2.1 This Agreement may not be amended, except by an instrument in writing signed by each Party and no Party may waive compliance with any of the agreements or terms and conditions contained in this Agreement except by an instrument in writing.

9.3  Costs and expenses

     9.3.1 All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such fees or expenses.

9.4  Assignment

     9.4.1 Neither Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Party, provided that the Parent shall have the right, without Sellers' prior consent, to assign all or part of its rights and obligations under this Agreement to one of its Affiliates, it being understood that in any such case, Parent shall inform the Sellers of such assignment and shall remain jointly and severally liable for the full, due and proper discharge of all obligations incumbent upon Parent under this Agreement.

9.5  Notices

     9.5.1 All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail, facsimile, or courier to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing. Notices given by courier or fax shall be deemed to have been given upon receipt or confirmation of facsimile transmission. Notices given by registered mail shall be deemed to have been given on the day of delivery of the mail, or in the absence of or in the case of refusal of the mail by the addressee, on the seventh (7th) day following unsuccessful delivery of the mail by the post office (delai de garde).

            If to the Sellers:

            Ernesto Bertarelli
            c/o Georges G. Muller
            Bourgeois Muller Pidoux & Associes
            Avenue de Montbenon 2
            CP 5475
            CH-1002 Lausanne, Switzerland
            Telephone: +41 21 321 45 45
            Facsimile: +41 21 321 45 46

            with copies to:
            ---------------

            Lenz & Staehelin
            Route de Chene 30
            CH-1211 Geneva 17, Switzerland
            Attn:  Andreas von Planta
                   Guy Vermeil
            Telephone: +41 22 318 70 00
            Facsimile: +41 22 318 70 01

            and
            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Times Square
            New York, NY 10036
            Attn:  Stephen F. Arcano
                   Neil P. Stronski
            Telephone: +01 (212) 735-3000
            Facsimile: +01 (212) 735-2000

            If to the Parent and the Offeror:

                         MERCK KGAA
            Address:     Frankfurter Strasse 250
                         D-64293 Darmstadt
            Fax No:      +49(0)6151 72-3882
            Attention:   Dr. Gunther Falcke


            with copies to:
            ---------------

                         Homburger Rechtsanwalte
            Address:     Weinbergstrasse 56/58
                         CH-8006 Zurich
            Fax No:      +41 (0)43 222 15 00
            Attention:   Dr. Heinz Scharer

     9.5.2 Each of the Sellers understands and agrees that any notice that may be, or is required to be, given to the Sellers by the Parent and/or the Offeror under the terms of this Agreement shall be deemed to have been validly given, subject to the terms of Section 9.5.1, to each of the Sellers if it has been sent by the Parent and the Offeror to the address referred to in Section 9.5.1 as being the address of the Sellers and given in compliance with Section 9.5.1. Each of the Parent and the Offeror understands and agrees that, without prejudice to the right of any of the Sellers to give a notice to the Parent and/or the Offeror in its own name under this Agreement, any notice that may be, or is required to be, given by the Sellers to the Parent and/or the Offeror under the terms of this Agreement shall be deemed to have been validly given, subject to the terms of Section 9.5.1, to each of the Parent and the Offeror, as applicable, if it has been sent by the Management Seller acting on behalf of the Sellers to the address set forth in Section 9.5.1 as being the address of the Parent, and has been given in compliance with Section 9.5.1.

9.6  Certain Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

            "Action" shall mean any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Authority.

            "Affiliate" shall mean with respect to a Person, any other Person controlling, controlled by or under common control with such first Person. The term "control" as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. With respect to Sellers, Affiliates shall include Holdco and Serono.

            "Allocable Portion" means, for each Non-Management Seller, an amount equal to a fraction (expressed as a decimal carried to the nearest ten-thousandth), the numerator of which is the amount of the Closing Aggregate Consideration paid to such Seller pursuant to Section 1.3.1, and the denominator of which is the total Closing Aggregate Consideration paid to all Sellers pursuant to Section 1.3.1.

            "Authority" means any supranational, federal, state, cantonal or local governmental entity, regulatory agency, commission, bureau, authority, court or arbitration tribunal having jurisdiction over the Parties or any of them.

            "Damages" means any and all liabilities, damages, costs, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses) suffered by the relevant Party.

            "Expert" means an independent investment bank or accounting firm of internationally recognized reputation to be jointly instructed by the Parent and the Sellers, which such expert shall be jointly appointed by the Parent and the Sellers within five (5) business days of any assertion by the Parent or the Offeror that there shall have occurred any effect, change, event, fact or condition that constitutes a Material Adverse Effect; provided that in the event that the Parent and the Sellers are unable to select a mutually agreeable expert within the five (5) business day period referenced above, each of the Parent and the Sellers shall within two (2) business days of the end of such five (5) business day period provide written notice to the President of the Chamber of Commerce and Industry of Geneva of the Parties' inability to agree upon an expert, and the President of the Chamber of Commerce and Industry of Geneva shall select an expert within ten (10) calendar days of its receipt of any such notice, with such selection to be binding upon the Parties for purposes of this Agreement.

            "EC Merger Regulation" means Council Regulation (EC) No. 139/2004 of 20 January 2004, of the Council of the European Union, as amended.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            "IFRS" means International Financial Reporting Standards as in effect from time to time, consistently applied.

            "Knowledge" (a) when applied to any Seller means the actual knowledge of such Seller; (b) when applied to the Parent or the Offeror means
(i) the actual knowledge of any officer or director of the Parent having made reasonable enquiry of the individuals set forth on Schedule 9.6(b); and (c) when applied to Serono or Serono Subsidiary means the actual knowledge of the individuals set forth on Schedule 9.6(a).

            "Material Adverse Effect" means any matter, effect, change, event, fact or condition, that in the opinion of the Expert, is or would be expected to be materially adverse to the combined business of Serono and the Serono Subsidiaries, taken as a whole (the "Serono Group"). A matter, effect, change, event, fact or condition shall not be considered materially adverse or expected to be materially adverse unless it can be shown (i) to amount to, represent or have resulted in, or to be expected to amount to, represent or result in, a reduction in consolidated equity of the Serono Group in excess of US$ 400 million from the consolidated equity of the Serono Group reported as of December 31, 2005; or
(ii) to be expected to amount to, represent or result in a reduction (on an annualised basis) in the anticipated consolidated revenues of the Serono Group for each of the calendar years 2006 and 2007 in excess of US$ 300 million from the consolidated revenues of the Serono Group reported for the fiscal year ended December 31, 2005.

            "Serono Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Serono (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            "Law" means any law, statute, rule or regulation, and any judgment or order of any Authority.

            "Lien" means any mortgage, lien, pledge, charge, encumbrance, usus fructus or other security interest.

            "Loan Note" means that certain promissory note by and between the Sellers, as Makers, and Holdco, as Holder, evidencing indebtedness of the Sellers to Holdco in a principal amount of CHF 902,391,692, bearing interest as of July 1, 2005 at a rate of 2.25% per annum, pursuant to that certain Loan Agreement, dated as of December 9, 2005, by and between the Sellers and Holdco.

            "Ordinary Course of Business" means, when applied to any Person, the ordinary course of business consistent with the past practice of such Person in the operation of its businesses.

            "Parent Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            "Permitted Liens" means Liens securing property Taxes or assessments, which Taxes have been incurred in the Ordinary Course of Business and are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings.

            "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, other entity, trust or government, or any agency or political subdivision of any government.

            "Related Party": means and includes (i) each of the Sellers; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other entity (other than Serono or any Serono Subsidiary) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above has or holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest. For purposes of this definition, "immediate family" means, in relation to a person, (i) his or her spouse and (ii) his or her direct descendants or ascendants.

            "SEC" means the United States Securities and Exchange Commission.

            "Sellers' Disclosure Letter" means the disclosure letter, if any, delivered by, or on behalf of the Sellers, to the Parent.

            "Taxes" means all federal, state, cantonal and local taxes (including, without limitation, income or profits taxes, withholding taxes premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, as well as social security payments including interest, additions to tax and penalties with respect thereto.

9.7  Severability

     9.7.1 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. Upon a determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.8  Governing Law

     9.8.1 This Agreement shall be governed by and construed in accordance with the substantive Laws of Switzerland, without regard to the principles of conflicts of Laws thereof.

     9.8.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of Arbitration is submitted in accordance with these rules. The number of arbitrators shall be three, with the Sellers selecting one arbitrator, the Parent selecting one arbitrator, and those two arbitrators selecting the third arbitrator by mutual agreement. Each of the arbitrators shall be impartial and independent of the Parties. The seat of the arbitration shall be in Geneva. The arbitral proceedings shall be conducted in English.


                     [The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

                                        MERCK KGaA

                                        By: /s/ Elmar Schnee
                                            -----------------------------------
                                            Name:  Elmar Schnee
                                            Title:

                                        By: /s/ Michael Becker
                                            -----------------------------------
                                            Name:  Michael Becker
                                            Title:

                                        MERCK VIERTE ALLGEMEINE
                                        BETEILIGUNGSGESELLSCHAFT mbH

                                        By: /s/ Michael Becker
                                            -----------------------------------
                                            Name:  Michael Becker
                                            Title:

                                        By: /s/ Uta Kemmerich
                                            -----------------------------------
                                            Name:  Uta Kemmerich
                                            Title:

                                        ERNESTO BERTARELLI

                                        /s/ Ernesto Bertarelli
                                        ---------------------------------------

                                        MARIA-IRIS BERTARELLI

                                        By: /s/ Ernesto Bertarelli
                                            -----------------------------------
                                            Name:  Ernesto Bertarelli, acting as
                                            attorney-in-fact

                                        DONATA BERTARELLI SPATH

                                        By: /s/ Ernesto Bertarelli
                                            -----------------------------------
                                            Name:  Ernesto Bertarelli, acting as
                                            attorney-in-fact